TWO COMMERCE SQUARE

SUBLEASE

by and between

NEW YORK CENTRAL LINES LLC

a Delaware limited liability company

and

DELAWARE MANAGEMENT HOLDINGS, INC.,

a Delaware corporation

Dated: December __, 1999

SUBLEASE

TABLE OF CONTENTS

1.	Definitions	1
2.	Subleased Premises	1
3.	Term	2
4.	Use of Subleased Premises	4
5.	Rent	4
5.1	Items Comprising Rent	4
5.2	Time and Place for Payment	5
5.3	Rental Adjustment for Operating Costs	5
6.	Abatement for Failure of Building Systems	8
7.	Subtenant Improvements; Allowance	8
7.1	Subtenant Improvements	8
7.2	Allowance	8
8.	Utilities and Services	9
8.1	Sublandlord Obligations	9
8.2	Extraordinary Services	10
8.3	Telephone	10
8.4	Interruption in Utility Service	10
9.	Alterations	11
9.1	Alterations Requiring Consent	11
9.2	Removal of Alterations	11
9.3	Trade Fixtures	12
10.	Maintenance and Repairs	12
10.1	Subtenant's Obligations	12
10.2	Sublandlord's Obligations	12
11.	Insurance; Waiver of Subrogation	12
11.1	Types of Insurance	12
11.2	Policy Requirements	13
11.3	Prime Landlord's Insurance	15
11.4	Waiver of Subrogation	15
12.	Fire or Casualty	15
12.1	Damage and Restoration	15
12.2	Termination	16
13.	Eminent Domain	16
13.1	Taking	16
13.2	Temporary Taking	17
14.	Assignment and Subletting	17
14.1	Limitation	17
14.2	Notice of Intent to Assign or Sublet	18
14.3	Right of Recapture; Sublandlord's and Prime Landlord's Consent	18
14.4	Costs	20
14.5	Rights Personal to Subtenant	21
14.6	No Event of Default	21
15.	Sublandlord's Reserved Rights	21
15.1	Sublandlord's Right to Transfer	21
15.2	Right of Entry	21
15.3	Building and Common Areas	21
16.	Indemnification and Waiver	22
16.1	Indemnity by Subtenant	22
16.2	Waiver	22
16.3	Indemnity by Sublandlord	23
17.	Surrender of Subleased Premises and Removal of Property	23
17.1	Surrender of Subleased Premises	23
17.2	Disposal of Property	23
18.	Holding Over	24
19.	Defaults and Remedies	24
19.1	Defaults by Subtenant	24
19.2	Sublandlord's Remedies	25
19.3	Calculation of Rent	26
19.4	Waivers by Subtenant	26
19.5	Right of Sublandlord to Injunction; Remedies Cumulative	26
19.6	Waiver of Jury Trial	27
19.7	Definition of Subtenant	27
20.	Covenant Against Liens	27
21.	Interest on Subtenant's Obligations; Late Charges	27
21.1	Interest	27
21.2	Late Charge	27
22.	Lease Fees	28
23.	Rules and Regulations	28
24.	Directory Board and Signs	28
24.1	Directory Board	28
24.2	Interior Signs	28
25.	Deliberately Omitted	29
26.	General Provisions	29
26.1	No Waiver	29
26.2	Sublandlord's Right to Perform	29
26.3	Terms; Headings	29
26.4	Entire Agreement	29
26.5	Successors and Assigns	30
26.6	Notices	30
26.7	Severability	32
26.8	Time of Essence	32
26.9	Governing Law	32
26.10	Attorneys' Fees	32
26.11	Light and Air	32
26.12	Bankruptcy Prior to Commencement	32
26.13	Force Majeure	33
26.14	Applicable Laws	33
26.15	Estoppel Certificates	33
26.16	Examination of Sublease	34
26.17	Sublandlord Liability	34
26.18	Confidentiality	34
27.	Roof; Telecommunications Equipment	34
28.	Representations	35
28.1	Subtenant Representations	35
28.2	Sublandlord Representations	36
29.	Incorporation of Prime Lease	36
30.	Quiet Enjoyment; SNDA; Fourth Amendment to Prime Lease	38
31.	One Commerce Square	39
32.	Release of Renewal Rights by Sublandlord	39
33.	Fifth, Sixth and Eighth Floors (the "Option Space")	39
33.1	Option to Add Fifth and Sixth Floors	40
33.2	Option to Add Eighth Floor	41
33.3	First Refusal on Fifth, Sixth and Eighth Floor Space	41
34.	Counterparts	42
35.	Sublandlord's Waiver	42
36.	Memorandum of Sublease	42

SUBLEASE

THIS SUBLEASE ("Sublease"), made as of the _____ day of December, 1999, between NEW YORK CENTRAL LINES LLC, a Delaware limited liability company (hereinafter called "Sublandlord"), and DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation (hereinafter called "Subtenant")

WITNESSETH:

A. By Lease dated as of March 28, 1990, as amended by a series of documents listed on Exhibit "A" attached hereto and hereby made a part hereof (collectively, the "Prime Lease"), Consolidated Rail Corporation, a Pennsylvania corporation ("Conrail"), leased from Philadelphia Plaza-Phase II, a Pennsylvania general partnership, formerly known as Maguire Thomas Partners-Philadelphia Plaza-Phase II (the "Prime Landlord"), several floors ("Leased Premises ") in the building known as Two Commerce Square, 2001 Market Street, Philadelphia, Pennsylvania (the "Building"). Conrail has previously assigned its interest in the Prime Lease to Sublandlord, and Prime Landlord has consented to such assignment.

B. Subtenant desires to sublease a portion of the Leased Premises consisting of approximately 117,523 square feet of Rentable Area (hereinafter defined), comprising (a) a portion of floor P1 and the entirety of floors 2, 3, and 4 from Sublandlord, subject to certain rights of Subtenant to expand the Subleased Premises as more fully set forth herein. The aforesaid space is shown on Exhibit "C" attached hereto and hereby made a part hereof and is hereinafter referred to as the "Subleased Premises." If Subtenant exercises its right to expand its space, the term "Subleased Premises" shall thereafter include any additional space taken by Subtenant. In addition, the "Subleased Premises" shall include the non-exclusive right to use the Common Areas and public areas in the Property, including, without limitation, the lobbies, elevators, stairways, lavatories, loading docks, walkways and plazas (to the extent permitted under, pursuant to, and in accordance with the Prime Lease).

C. Prime Landlord and Subtenant are entering into a separate Consent to Sublease and Option for New Lease as of the date hereof (the "Consent").

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual agreements hereinafter set forth, including the Recitals which are incorporated herein and made a part of this Sublease, Sublandlord and Subtenant agree as follows:

1. Definitions

All capitalized terms used in this Sublease and not specifically defined in the text shall have the meanings ascribed to them in the glossary attached hereto as Exhibit "B" and thereby made a part hereof.

2. Subleased Premises

Sublandlord hereby subleases to Subtenant, and Subtenant hereby takes from Sublandlord, the entire Subleased Premises, on the terms and conditions set forth herein. Subtenant hereby accepts the Subleased Premises on each Sublease Commencement Date in their current "AS IS" condition, substantially in conformance with Sublandlord’s plans of the Subleased Premises, copies of which have been provided to Subtenant, provided only that Sublandlord shall cause the Subleased Premises (or applicable portion thereof) to be vacant of people and personalty and broom-clean on the applicable Sublease Commencement Date.

3. Term

The term of this Sublease (the "Term") shall commence on the various commencement dates set forth below and shall expire, without any notice from either party to the other at 11:00 p.m. on the expiration dates set forth below:

SPACE (FLOOR)	SUBLEASE COMMENCEMENT DATES	RENT COMMENCEMENT DATES	EXPIRATION DATES	RENTABLE SQUARE FOOTAGE
P1	March 1, 2000	July 1, 2000	June 23, 2008	10,198
2 (excluding the PBX room)	March 1, 2000	July 1, 2000	June 23, 2008	35,648
PBX Room on 2nd Floor	July 1, 2000	November 1, 2000	June 23, 2008	6,288
3	September 1, 2000, subject to Subtenant’s Early Delivery Right (as hereinafter defined).	January 1, 2001, provided that if Subtenant exercises its Early Delivery Right, the Rent Commencement Date shall be November 1, 2000	June 23, 2008	31,817
4	March 1, 2001, subject to Subtenant’s Early Delivery Right.	July 1, 2001, provided, however, in the event Subtenant exercises its Early Delivery Right, the Rent Commencement Date shall be set in accordance with the provisions of this Article 3	June 23, 2008	33,572

Subtentant shall have the right, at its sole discretion, to accelerate the Sublease Commencement Dates and Rent Commencement Dates (the "Early Delivery Right") for (a) the third (3rd) floor, (b) the fourth (4th) floor, and (c) in the event Subtenant exercises its Option under Article 33 hereof, (x) the fifth (5th) floor, (y) the sixth (6th) floor, and (z) the Eighth Floor Space (as hereafter defined) upon the following terms and conditions:

1. Subtenant shall deliver to Sublandlord prior written notice, not later than ninety (90) days prior to the Sublease Commencement Date in respect of the floor or floors described in (a), (b), and (c), above, as the case may be (each such notice, an "Early Delivery Notice") indicating the date on which Subtenant desires to occupy such floor or floors (which date shall not be sooner than ninety (90) days following Sublandlord’s receipt of the Early Delivery Notice).

2. Notwithstanding the foregoing, Subtenant may not deliver to Sublandlord an Early Delivery Notice with respect to the third (3rd) floor prior to February 1, 2000.

3. Notwithstanding the foregoing, Subtenant may not deliver to Sublandlord an Early Delivery Notice with respect to the sixth (6th) floor (if Subtenant elects to exercise its option to lease such floor pursuant to Section 33 hereof) prior to March 1, 2000.

4. Notwithstanding the foregoing, Subtenant may not deliver to Sublandlord an Early Delivery Notice with respect to (a) the fourth (4th) floor, (b) the fifth (5 th) floor and/or (c) the Eighth Floor Space (if Subtenant elects to exercise its option to lease (b) and (c) pursuant to Section 33 hereof) prior to June 1, 2000.

5. In any event, the date of delivery specified by Subtenant in the Early Delivery Notice (in accordance with the provision hereof) shall be deemed to be the Sublease Commencement Date in respect of the floors designated in the Early Delivery Notice (each such date, an "Early Delivery Date").

6. If the Early Delivery Right is exercised by Subtenant in accordance with the terms hereof, the Rent Commencement Date in respect of each Early Delivery Date shall be as follows: (a) with respect to the third (3 rd) floor, November 1, 2000, (b) with respect to the fourth (4th) floor, fifth (5th) floor, sixth (6 th) floor and/or the Eighth Floor Space, the date which is four (4) calendar months from the first day of the month of such Early Delivery Date, in respect of the floor or floors subject to the Early Delivery Notice; provided, however, such date shall not be prior to January 1, 2001.

Sublandlord will submit to Subtenant Memoranda of Sublease Commencement Date for each Space described in this Article 3 in the form attached hereto as Exhibit "D" and hereby made a part hereof, specifying the information called for in said form and Subtenant shall execute such form within seven (7) business days following its receipt thereof;

If Sublandlord fails to deliver possession of any space within three business days after the relevant Sublease Commencement Date as a result of acts or omissions of Sublandlord, and not as the result of Force Majeure, Subtenant shall be entitled to two days of free Annual Minimum Rent (calculated on a per diem basis) for the space which is delivered late for each one full day of delay beyond the end of the aforesaid three day grace period. Such free rent shall be applied against the first Annual Minimum Rent otherwise due with respect to the space involved.

4. Use of Subleased Premises

The Subleased Premises shall be used only for office uses by Subtenant and its related entities in keeping with the character of a Class A, high-rise office building and for no other purpose. Without limitation of the foregoing, Subtenant shall not use the Subleased Premises, or permit others to use the Subleased Premises, for (a) a medical practice, retail sales operation, classroom or testing center (other than for Subtenant’s employees), or for non-incidental storage; (b) any use which would violate any Applicable Laws, including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any governmental permit or document related to the Property; (c) any use which would adversely affect or render more expensive any fire or other insurance maintained by Sublandlord or the Prime Landlord or the Building or any of its contents; or (d) any use which would impair or interfere with the Building Systems or the Service Facilities.

5. Rent

5.1 Items Comprising Rent

In consideration for this Sublease, Subtenant agrees to pay Sublandlord all of the following (hereinafter collectively referred to as "Rent").

(a) "Annual Minimum Rent" in accordance with the following table:

PERIOD	ANNUAL MINIMUM RENT/RENTABLE SQUARE FOOT
From Rent Commencement Date to June 30, 2004	$12.00
From July 1, 2004 through June 23, 2008	$13.25

(b) Subtenant’s Pro Rata Share of (i) Operating Expenses and (ii) Real Property Taxes, as estimated by the Manager of the Building in accordance with subparagraph 5.3 below. For purposes of this Sublease, the terms " Operating Expenses" and "Real Property Expenses" shall have the same meanings as in the Prime Lease.

(c) The cost of electricity consumed by Subtenant in the Subleased Premises. The Subleased Premises will be separately metered at Subtenant’s sole expense, and Sublandlord will cause Prime Landlord (in accordance with Article 9.4 of the Prime Lease as applied to the Subleased Premises only) to bill Subtenant directly based upon such metered usage at the Building’s high tension rate without any mark-up, which rate shall be at the most competitive rate Prime Landlord is able to reasonably negotiate.

(d) Any costs or expenses for goods, services or utilities in excess of those to which Sublandlord is entitled to require from Prime Landlord pursuant to the Prime Lease, including, without limitation, after-hours HVAC, replacement lamps and ballasts within the Subleased Premises, and use of the freight elevator (outside of Normal Working Hours, excluding Saturday), which are (i) directly attributable to Subtenant’s use or occupancy of the Subleased Premises, and (ii) not otherwise included in Operating Expenses.

(e) Any sums which Subtenant becomes obligated to pay pursuant to this Sublease, including, without limitation, reimbursement to Sublandlord for any amounts advanced by Sublandlord as a result of Subtenant’s failure to comply with any of the terms and conditions of this Sublease and of the Consent, in accordance with the terms thereof.

(f) Subtenant’s Pro Rata Share of the City of Philadelphia Business Use and Occupancy Tax applicable to Subtenant’s use and occupancy of the Subleased Premises, which Subtenant shall pay to Prime Landlord and which Prime Landlord shall forward to the Department of Revenue of the City of Philadelphia.

(g) Taxes, if any, imposed upon or attributable to Subtenant’s personal property located in or about the Subleased Premises or any leasehold improvements (including Subtenant Improvements and Alterations) installed in the Subleased Premises.

Rent due under subparagraph (c), (d), (e), (f), if any, and (g), if any, shall accrue from the date Sublandlord delivers possession, even if Rent due under subparagraphs (a) and (b) is deferred to a later date pursuant to Article 3.

5.2 Time and Place for Payment

Rent due under paragraphs 5.l(a) and 5.1(b) above shall be payable in advance on the first day of each calendar month without prior notice or demand, by check payable to Sublandlord. On or about the 20th day of each calendar month, Sublandlord, through the Manager or another agent selected by Sublandlord, will deliver an invoice to Subtenant for Rent due under subparagraphs 5.l(a) and (b) as of the first day of the next following calendar month; however, failure to deliver an invoice will not excuse Subtenant’s obligations to pay such Rent when due. Invoices shall be sent or delivered to the Subleased Premises, to the attention of the Vice President of Facilities Management. All other sums due from Subtenant, including sums due under paragraphs 5.l(c), 5.1(d), 5.1(e), 5.1(f) and 5.1(g) above, shall be due and payable, within twenty (20) days of Subtenant’s receipt of appropriate invoices, to the party directed on the invoice. All Rent shall be payable in United States dollars without deduction or offset of any kind. Rent for any partial calendar month during the Term shall be prorated on a per diem basis.

5.3 Rental Adjustment for Operating Costs

(a) Estimated Operating Costs. On the first day of each month through the end of the Term, Subtenant shall pay to the Sublandlord as additional Rent in accordance with the terms of Article 5.l(b) hereof, monthly installments equal to one-twelfth (1/12th) of "Subtenant’s Pro Rata Share of Operating Costs" (defined as the product of (i) the total amount of Operating Costs multiplied by (ii) a fraction ("Subtenant’s Pro Rata Share"), the numerator of which is the number of square feet of Rentable Area in the Subleased Premises and the denominator of which is the total number of square feet of Rentable Area of office space in the Building), which will be calculated and invoiced on a per rentable square foot basis. Subtenant’s Pro Rata Share is initially 12.665% based on the initial Subleased Premises, but is subject to adjustment for any additional space subsequently subleased by Subtenant or any reduction in the space subleased by Subtenant. Subtenant shall pay the monthly installments of Subtenant’s Pro Rata Share of Operating Costs based upon Prime Landlord’s estimate of the amount of Operating Costs for the forthcoming calendar year (the "Estimated Operating Costs"). Commencing for calendar year 2000, within ten (10) days after Sublandlord’s receipt of same from Prime Landlord, Sublandlord shall provide Subtenant with a copy of the written statement (the " Estimated Operating Cost Statement") prepared by Prime Landlord for each calendar year setting forth the Estimated Operating Costs that Prime Landlord anticipates incurring during the forthcoming calendar year; provided, however, that the failure of Prime Landlord or Sublandlord to provide any Estimated Operating Cost Statement shall not relieve Subtenant from its obligation to pay such monthly installments on account of Subtenant’s Pro Rata Share of Operating Costs at the rate then currently paid by Subtenant. So long as the Prime Lease remains in effect, the Operating Costs per square foot of Rentable Area of the Building, as determined under the Prime Lease for each calendar year, shall be the Operating Costs per square foot of Rentable Area for purposes of this sublease for each such calendar year.

(b) Final Adjustments. Within 150 days following the end of calendar year 2000 and each succeeding calendar year thereafter, Sublandlord shall, within ten (10) days after receipt thereof from Prime Landlord, furnish to Subtenant a copy of Prime Landlord’s actual Operating Costs incurred during the prior calendar year, and a calculation of the final amount of Subtenant’s Pro Rata Share of the Operating Costs for such prior year ("Operating Cost Statement"). Within thirty (30) days following the receipt of each Operating Cost Statement, Subtenant shall pay to Sublandlord (or Sublandlord shall credit to Subtenant) any deficiency (or excess) between the installments paid on account of Subtenant’s Pro Rata Share of Operating Costs based on the preceding year’s Estimated Operating Costs and the actual amount of Subtenant’s Pro Rata Share of Operating Costs for such calendar year. For any portion of the Term as to any of the Subleased Premises that is less than a full calendar year, the actual amount of Subtenant’s Pro Rata Share of Operating Costs with respect to such portion of the Subleased Premises will be pro-rated on a per them basis based on the number of days of the Term in the relevant calendar year.

(c) Audit Procedure. Sublandlord shall cause Prime Landlord to permit Subtenant, at its expense, at all reasonable times to audit Prime Landlord’s books and records relating to items affecting Operating Costs for any period for which Rent payments become due; provided that Subtenant’s right to audit shall expire one (1) year after Prime Landlord has furnished to Sublandlord an audited statement of Operating Costs for the applicable year during the Term of this Sublease (which Sublandlord shall forward to Subtenant) if Subtenant has not then notified Prime Landlord in writing of Subtenant’s election to conduct an audit. All audits shall be performed by an independent firm of certified public accountants compensated at a cost not to exceed the cost that would be charged on an hourly basis by a "Big 5" accounting firm unrelated to Subtenant (but in no event on a contingent basis).

(1) If Subtenant has timely exercised its option to conduct an audit, Subtenant shall have a period of ninety (90) days in which to complete the audit, which ninety (90) day period shall commence after Prime Landlord has afforded Subtenant full access to such documents regarding Subleased Premises as are in Prime Landlord’s possession or control and which are necessary to conduct the audit including, without limitation (to the extent within Prime Landlord’s possession or control), work papers prepared by Prime Landlord’s certified public accountants, canceled checks, invoices, and such other documents as may be reasonably required. Subtenant shall have the right to receive the documentation described above for any year during the Term of the Sublease including the year preceding the Rent Commencement Date in order to have a basis for comparison of Operating Costs.

(2) In the event that it is ultimately determined that (1) the Operating Costs billed by Prime Landlord exceeded the actual Operating Costs by at least three percent (3%) of the actual Operating Costs for such year and (ii) Subtenant has not previously conducted an audit two (2) years preceding the year for which the audit is being conducted, Subtenant shall have the right to audit Operating Costs for such two (2) years to determine whether refunds are due for such two (2) prior years, and, in addition thereto, Prime Landlord shall reimburse Subtenant for its reasonable costs of such audit; provided, however, that (1) if the Operating Costs billed by Prime Landlord do not exceed the actual Operating Costs for such year by three percent (3%) or more, then Subtenant shall reimburse Prime Landlord for its reasonable costs of such audit; and (2) Subtenant shall not be entitled to recover any of its costs of such audit if Sublandlord performed or was performing its own audit of the Operating Costs for the same time period and if Sublandlord’s auditor determined that the Operating Costs billed by Prime Landlord exceeded the actual Operating Costs by at least three percent (3% )of the actual Operating Costs for such year.

(3) Sublandlord shall cooperate, and shall cause Prime Landlord to cooperate with Subtenant to facilitate the performance of Subtenant’s audit. Subtenant may review such documentation during normal business hours at the Manager’s office at the Property. Subtenant agrees to conduct the audit in a manner which will cause minimum disruption to the operation of the Prime Landlord and the management office of the Building.

(4) Subtenant agrees, for the benefit of Prime Landlord and Sublandlord, to keep and maintain all information gained from its inspection of Prime Landlord’s records confidential and Subtenant agrees that Subtenant and its auditors, employees or agents shall not disclose it to any other party, except as required by law and except to Subtenant’s attorneys, accountants and advisors involved in such review who agree to maintain the confidentiality of such information, or except as necessary in any action or arbitration proceeding involving the accuracy of the Operating Costs. If requested by Prime Landlord, Subtenant shall require its employees, attorneys, accountants or agents inspecting Prime Landlord’s records to sign a confidentiality agreement (in form and substance reasonably acceptable to Subtenant) in favor of Prime Landlord as a condition of making the general ledger available to them.

(5) Subtenant’s exercise of its inspection and audit rights hereunder does not relieve Subtenant of its obligation to pay all Rent, including all disputed amounts, and Subtenant’s inspection and audit right under this Article may only be exercised by Subtenant if Subtenant is not in an Event of Default under this Lease during the period that Subtenant is exercising its rights hereunder.

(6) Except as herein above specifically provided otherwise, if Subtenant fails timely to exercise its rights hereunder, such failure shall be conclusively deemed to constitute Subtenant’s approval of Prime Landlord’s Operating Cost Statement for the year in question. This Article shall not be construed to allow any inspection or audit of Prime Landlord’s records by any subtenant of Subtenant unless Prime Landlord agrees otherwise, in its sole discretion, in any recognition agreement entered into between Prime Landlord and such subtenant. This Article shall be the sole and exclusive method to be used by Subtenant to dispute the amount of Operating Costs and Subtenant hereby waives any other right at law or in equity relating thereto.

(7) In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Operating Costs for any year, as defined and chargeable to Subtenant under this Sublease, is less than the amount set forth in the Operating Cost Statement submitted by Prime Landlord for such year, then Sublandlord shall credit such excess payments against Subtenant’s next monthly payment due in accordance with the terms of this Sublease, once received from Prime Landlord, or, if this Sublease has expired, Prime Landlord shall promptly refund such excess payment to Sublandlord and Sublandlord shall refund such amount to Subtenant.

(8) Subtenant’s audit and reimbursement rights shall survive the expiration or earlier termination of this Sublease for a period of six (6) months after delivery of the Operating Cost Statement for the final calendar year during the Term.

(9) Notwithstanding anything else herein contained, Subtenant may not audit Prime Landlord’s records with respect to any period audited or made the subject of arbitration by Sublandlord. Sublandlord will not audit or arbitrate regarding Prime Landlord’s records for any period without first obtaining Subtenant’s prior consent which will not to be unreasonably withheld, conditioned or delayed (with respect to the Subleased Premises only). The parties intend by this paragraph to confirm that Prime Landlord shall be subject only to one audit with respect to the Subleased Premises for each calendar year.

6. Abatement for Failure of Building Systems

If the Subleased Premises or any portion thereof are rendered untenantable and are not used by Subtenant for a period of five (5) consecutive, or twelve (12) or more, business days in any twelve (12) month period (the "Eligibility Period ") as a result of failure of any Building System not caused by the negligent or willful acts or omissions of Subtenant or by a Force Majeure Event, Subtenant’s Rent shall be reduced and abated to the extent and in the same manner as provided in Article 9.3(a) of the Prime Lease. Notwithstanding the foregoing, during any Rent abatement period under this Sublease, Subtenant shall pay Sublandlord as rent all normal charges for services and utilities (if any) provided to and used by Subtenant during the period of the Rent abatement.

7. Subtenant Improvements; Allowance

7.1 Subtenant Improvements

Subtenant shall be entitled to make Subtenant Improvements to the Subleased Premises prior to the Rent Commencement Dates, in accordance with, and subject to (a) the terms and conditions of the Subtenant Improvement Letter attached hereto as Exhibit "E," and hereby made a part hereof, and (b) the terms of the Consent.

7.2 Allowance

Subject to the terms and provisions of Exhibit "E," Sublandlord shall make available to Subtenant an amount not to exceed the product of (a) $25.00 (except for space on floors Pl and 2, as to which Sublandlord will make available $10.00) and (b) the Rentable Area acquired by Subtenant at each respective Sublease Commencement Date in accordance with the Rentable Square Footage of each floor as set forth in Article 3 or Article 33 hereof (the "Allowance").

If the Allowance is insufficient to defray the entire cost of the Subtenant Improvements, the balance shall be paid entirely by Subtenant. Sublandlord has no obligation to advance more than the amount of the Allowance for such items under any circumstances. Prime Landlord has no obligation to advance any money for Subtenant Improvements.

8. Utilities and Services

8.1 Sublandlord Obligations

Sublandlord shall cause Prime Landlord to furnish the following services and utilities to the Subleased Premises, the cost of which shall be included in Operating Expenses except as specifically provided otherwise herein, during Normal Working Hours, subject to reasonable rules and regulations, from time to time:

(a) HVAC. Heating, ventilation and air conditioning ("HVAC") in accordance with the specifications attached hereto as Exhibit "F" and made a part hereof. Subtenant shall not use any equipment or lighting or occupy the Subleased Premises with personnel so that heat generated by such use or occupancy affects the ambient temperature otherwise maintained in the Subleased Premises by the HVAC system in normal operation. In the event such use or occupancy affects the ambient temperature, Sublandlord or Prime Landlord shall have the right to install any machinery or equipment which Prime Landlord reasonably deems necessary to restore temperature balance, including, without limitation, modifications to the standard air conditioning equipment, and the cost thereof including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Subtenant to Prime Landlord upon demand by Prime Landlord. Sublandlord makes no representation with respect to the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures which may be required for, or because of, any special equipment of Subtenant, and neither Sublandlord nor Prime Landlord shall have any liability for loss or damage in connection therewith.

(b) Electricity. Electric current for HVAC and an average of five (5) watts of electric current (connected load) per square foot of Rentable Area for power and lighting. Subtenant shall not install or operate any machinery, appliances or equipment in the Subleased Premises which will in any way increase the amount of electricity usually furnished or supplied for use of the Subleased Premises as general office space; nor connect any apparatus, device, machinery, appliances or equipment (except through existing electrical outlets in the Subleased Premises), for the purpose of using electric current. Sublandlord shall cause Prime Landlord to use commercially reasonable efforts to obtain the best electrical rate from competing suppliers selected by Prime Landlord.

(c) Elevators. (i) Passenger elevator service to the Subleased Premises during Normal Working Hours and freight elevator service to the Subleased Premises during Normal Working Hours, excluding Saturdays, and (ii) during all other hours, passenger elevator cab service in any elevator bank serving the Subleased Premises on an as needed basis, and, by prior arrangement with the Manager (and at Subtenant’s sole cost), freight elevator service.

(d) Water. Cold and heated water, for normal lavatory and drinking purposes, from the public lavatory in the core of the floors on which the Subleased Premises are located, 24 hours per day, seven days a week.

(e) Janitorial. Janitorial service in accordance with the specifications attached hereto as Exhibit "G" and made a part hereof. Sublandlord shall not be required to cause Prime Landlord to provide more than Building standard janitorial services for portions of the Subleased Premises used for storage, mail room, kitchen or other non-office purposes, nor shall Sublandlord be required to cause Prime Landlord to provide janitorial services to areas obstructed or locked by Subtenant, or used as a lavatory, other than the lavatory rooms shown on the Subtenant’s Plans of the Subleased Premises as provided for in Exhibit "E" attached hereto and made a part hereof.

(f) Access. Access to the Subleased Premises and the Garage on a seven-day per week, 24-hour per day basis, subject to compliance with such reasonable security measures and reasonable rules and regulations as shall from time-to-time be in effect for the Building and/or the Property.

8.2 Extraordinary Services

Subtenant understands that the Manager, acting for Sublandlord and/or Prime Landlord, may impose a reasonable direct charge and establish reasonable rules and regulations for any of the following: (a) the use of any electric current required by Subtenant, at its request, for operation of common areas by Subtenant at any time other than during Normal Working Hours; (b) the use of any HVAC by Subtenant at any time other than during Normal Working hours; (c) additional or unusual janitorial services requested by Subtenant or required because of any non-building standard improvements in the Subleased Premises, the carelessness of Subtenant, the nature of Subtenant’s business (including the operation of Subtenant’s business other than during Normal Working Hours); (d) the removal of any refuse and rubbish from the Subleased Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to normal cleaning of the Subleased Premises; and (e) any other services provided to Subtenant at any time other than during Normal Working Hours. Failure to make any such payment to Prime Landlord when due shall give Prime Landlord the right to refuse to provide further services to the Subleased Premises, in addition to the right to litigate with Subtenant directly to recover such unpaid amounts.

8.3 Telephone

Subtenant shall make its own arrangements for telephone and/or communication services, and Sublandlord shall have no liability or obligation in connection therewith other than to cause Prime Landlord to provide reasonable access to the Building telephone closets. Sublandlord shall retain the right to use and access the existing telephone riser closets and telephone risers on the floors of the Subleased Premises during the balance of the Term of the Prime Lease and Sublandlord and Subtenant shall share such telephone riser closets during such period, subject to reasonable mutually acceptable access and security arrangements. Subtenant shall be released from any liability to Sublandlord for cutting any voice or data lines within the risers or telephone closets or above the ceilings in the Subleased Premises that are not marked by Sublandlord as being active lines.

8.4 Interruption in Utility Service

Neither Sublandlord nor Prime Landlord shall be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Property, nor shall the same be construed either as an eviction of Subtenant, or result in an abatement of Rent when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, other Force Majeure Events, or by the making of repairs, alterations or improvements to the Subleased Premises or the Building, or the limitation, curtailment, rationing or restriction in supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Sublandlord’s and Prime Landlord’s reasonable control, including, without limitation, any governmental energy conservation program or legal requirement. If any governmental entity imposes mandatory or voluntary controls or guidelines on Sublandlord or Prime Landlord or the Property or any part thereof, relating to the services provided by Sublandlord to Subtenant or the reduction of emissions, Prime Landlord may make such alterations to the Building or any other part of the Property related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Operating Expenses and neither Sublandlord nor Prime Landlord shall be liable therefor, for damages or otherwise, nor shall the same be construed as an eviction of Subtenant or result in an abatement of Rent. Nothing contained in this Article shall be construed to limit Subtenant’s rights under Article 6.

9. Alterations

9.1 Alterations Requiring Consent

Except for any Subtenant Improvements specifically permitted by this Sublease, Subtenant shall make no alteration, repair, addition or improvement in, to or about the Subleased Premises (collectively, "Alterations"), without the prior written consent of Sublandlord or Prime Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned. The prior written consent of Sublandlord or Prime Landlord shall be granted if (i) all such Alterations are consistent with the character of a Class A high-rise office building and are consistent with the permitted use set forth in Article 4 hereof, and (ii) such Alterations would be permitted or consented to by Prime Landlord under the Prime Lease. However, without the prior consent of Sublandlord or Prime Landlord, Subtenant shall have the right to install (i) Alterations that are purely decorative (i.e., paint, carpet, non-built-in shelving, filing systems, work stations, and similar trade fixtures and furniture) and (ii) non-structural Alterations which do not cost in excess of $100,000 in the aggregate and which do not adversely affect the function or integrity of Building Systems in the Building or Subleased Premises, provided, in each instance Subtenant shall give prior notice of its intention to make such Alterations to Prime Landlord and Sublandlord, such notice to include the scope and proposed schedule of work. Subtenant shall not be required to remove the foregoing permitted Alterations upon the expiration of Subtenant’s right to possession of the Subleased Premises.

9.2 Removal of Alterations

All Alterations and all Subtenant Improvements, which are attached to, or built into, the Subleased Premises, shall become the property of Prime Landlord when Subtenant’s right to possession of the Subleased Premises expires. Subject to paragraph 9.1 above, Subtenant may be required to remove specific Alterations or Subtenant Improvements, if, but only if (i) Sublandlord or Prime Landlord has specified in writing at the time of approval of the relevant plans and/or specifications that such Alterations or Subtenant Improvements must be removed at the expiration of Subtenant’s right to possession of the Subleased Premises or (ii) as to any Alterations for which no plans or specifications were submitted to Sublandlord or Prime Landlord for approval, the items in question are not generally found in a first-class office building. Subtenant will repair of any damage to the Subleased Premises, the Building and any other part of the Property caused by such removal, all at Subtenant’s sole expense and to the reasonable satisfaction of Prime Landlord.

9.3 Trade Fixtures

Without the prior consent of Sublandlord or Prime Landlord, Subtenant shall have the right to install trade fixtures, machinery and equipment required by Subtenant or used by it in its business, provided that same do not exceed applicable safe floor loads or otherwise impair the structural strength of the Building and further provided that such trade fixtures, machinery and equipment shall be limited to items customary to the permitted use of the Subleased Premises as set forth in Article 4 hereof. Except to the extent (if any) paid for by Sublandlord, in cash or by way of any credit or allowance provided hereunder, such trade fixtures, machinery and equipment shall be and remain Subtenant’s personal property and shall be removed by Subtenant upon expiration of its right to possession of the Subleased Premises. Subtenant shall repair and restore any damage to the Subleased Premises and Building caused by such installation or removal.

10. Maintenance and Repairs

10.1 Subtenant’s Obligations

Subtenant shall, at Subtenant’s sole expense, keep the Subleased Premises and every part thereof clean and in good condition and repair, except for ordinary wear and tear, damage caused by Casualty and Sublandlord’s and/or Prime Landlord’ s obligations specifically set forth in this Sublease.

10.2 Sublandlord’s Obligations

Subject to Article 12, Sublandlord shall cause Prime Landlord to repair and maintain with reasonable diligence after notice thereof from Subtenant, defects in, and damage to, the Building structure and the Building Systems installed by Prime Landlord and Sublandlord and serving or located on the Subleased Premises. If such maintenance and repair is required by the act, neglect, misuse, fault or omission of any duty of Subtenant, its agents, employees, contractors, licensees or invitees, Subtenant shall pay the out of pocket cost of such maintenance and repairs.

11. Insurance; Waiver of Subrogation

11.1 Types of Insurance

Subtenant shall at all times during the Term (and prior to the Term with respect to any activity of Subtenant in the Building) and at its own cost and expense procure and continue in force insurance as follows:

(a) Liability Insurance. Workers’ compensation insurance, employer’s liability insurance and commercial general liability insurance and, if necessary, commercial umbrella or excess liability insurance adequate to protect Subtenant, Sublandlord, and Prime Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Subleased Premises. The limits of liability under the workers’ compensation policy shall be at least equal to the statutory requirements therefor, and the limits of liability under the employer’s liability policy shall be at least $2,000,000.00. The commercial general liability policy shall be in an amount not less than $3,000,000.00 per occurrence and $5,000,000.00 in the aggregate. Not more frequently than once each three years, if, in the opinion of Prime Landlord’s mortgagee or of the independent insurance broker retained by Prime Landlord, the amount of employer’s liability or commercial general liability coverage in place at that time is not adequate, Subtenant shall increase the insurance coverage as reasonably required by Sublandlord or Prime Landlord, provided, however, such increases shall not exceed commercially reasonable insurance coverages carried by tenants leasing similar Center City Philadelphia class A high-rise office space.

(b) Property Insurance. Insurance covering all leasehold improvements (including, but not limited to, all Subtenant Improvements and Alterations) trade fixtures, merchandise and other personal property from time to time in, on or upon the Subleased Premises, in an amount not less than 100% of their full replacement cost from time to time during the Term, providing protection against any peril included within the classification "All Risks Coverage," together with insurance against sprinkler water damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Sublease due to any Casualty, the proceeds of such insurance shall be paid to Prime Landlord, Sublandlord and Subtenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this paragraph shall be determined by Subtenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time if and to the extent necessary to maintain full replacement value coverage.

(c) Business Interruption Insurance. Loss of income or business interruption insurance in such amounts as will reimburse Subtenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Subleased Premises or to the Building as a result of such perils.

11.2 Policy Requirements

(a) All insurance required to be carried by Subtenant hereunder shall be issued by responsible insurance companies, qualified to do business in the Commonwealth of Pennsylvania and reasonably acceptable to Sublandlord and Prime Landlord. Insurance companies rated A VII or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an "occurrence" basis and shall have a deductible or deductibles, if any, which do not exceed the lesser of (i) $250,000.00 or (ii) the deductible amount(s) generally maintained by similarly situated tenants in class A, high-rise office buildings in the Central Business District of Center City Philadelphia. Each policy, except workers’ compensation, shall name Sublandlord, Prime Landlord, Manager, and Prime Landlord’s lender and their respective members, managers, partners, officers, directors, agents and employees as additional insureds, as their interests may appear. Certificates and additional insured endorsements evidencing the existence and amounts of such insurance shall be delivered to Sublandlord and Prime Landlord by Subtenant at least thirty (30) days prior to Subtenant’s occupancy of any portion of the Subleased Premises, and in any event, prior to any activity of Subtenant in the Building. In addition, Subtenant, upon reasonable written request from Prime Landlord or Sublandlord, will make reasonable efforts to furnish copies of original policies to Prime Landlord or Sublandlord, as the use may be. No such policy shall be cancelable except after thirty (30) days’ written notice to Sublandlord and Prime Landlord. Subtenant shall provide Sublandlord with originals of the endorsements to Subtenant’s commercial general liability insurance and all risk property insurance policies which include the following exact wording:

It is agreed that New York Central Lines LLC, Philadelphia Plaza-Phase II, Thomas Properties Group, LLC, Thomas Development Partners L.P., Bank of America, N.T. and S.A., Trustee, and their respective members, managers, partners, officers, directors, affiliates, agents and employees are additional insureds. The coverage under this policy is primary insurance with respect to liability arising out of the ownership, maintenance or use of the premises leased to Subtenant.

Such endorsements shall be separate from certificates of insurance. It is not acceptable to have the above-referenced language typed or written on the certificate of insurance in lieu of providing Sublandlord and Prime Landlord with the required endorsements. Each certificate of insurance and endorsements required hereunder shall have an original signature. Subtenant shall, prior to the expiration of any such policy, furnish Sublandlord with renewal certificates and endorsements thereof. Should Subtenant at any time neglect or refuse to provide the insurance required by this Sublease, or should such insurance be canceled, Sublandlord shall have the right, but not the duty, to procure the same and Subtenant shall pay the cost thereof as rent promptly upon Sublandlord’s demand. Subtenant will deliver certificates with respect to its policies and endorsements to Sublandlord and/or Prime Landlord within twenty (20) days after Sublandlord’s written request therefor.

(c) With respect to the Subleased Premises, the policies of insurance required to be carried by Subtenant pursuant to this Sublease shall be primary and non-contributing with, and not in excess of any other insurance available to Sublandlord. The cost of defending any claims made against any of the policies required to be carried by Subtenant shall not be included in any of the limits of liability for such policies. Subtenant shall immediately report to Sublandlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Subtenant, or Subtenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Subtenant not to violate nor knowingly permit to be violated any condition of the policies required by this Sublease.

(d) If any of the liability insurance policies required to be maintained by Subtenant pursuant to this Article contains aggregate limits which apply to operations of Subtenant other than those operations which are the subject of this Sublease, and such limits are diminished by more than $200,000.00 after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Subtenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits. Any policy of property insurance required hereunder may be in "blanket coverage" form, provided any such "blanket coverage" policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of 100% of the actual replacement costs of all of the properties covered under such "blanket coverage" insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Article shall be deemed to limit or restrict in any way Subtenant’s liability arising under or out of this Sublease.

11.3 Prime Landlord’s Insurance

During the term of this Sublease and to the extent Prime Landlord is required to do so in the Prime Lease, Subtenant shall cause Prime Landlord:

(a) to maintain in force insurance of the type commonly referred to as an "all risk of physical loss" policy, equivalent to the Insurance Service Office "causes of loss — special form," in an amount equal to the full replacement cost of the Building (with a deductible not exceeding $100,000 for any loss); commercial general liability insurance in an amount not less than $5,000,000 per occurrence and $10,000,000 in the aggregate (with a deductible not exceeding $100,000) insuring the Building and the Property against all risks and hazards as are customarily insured against, in Prime Landlord’s reasonable judgment, by others similarly situated and operating like properties; and rental loss insurance in an amount not less than twelve (12) months’ rent for the Building. Without limitation of the foregoing, Prime Landlord, by consenting to this Sublease, agrees to maintain in force such insurance as may be required by the holder of the Mortgage. The premiums and deductible amounts on the insurance policies referred to in this paragraph will be part of Operating Expenses.

(b) to carry workers’ compensation and employers’ liability insurance on those employees who may at any time enter the Subleased Premises.

(c) to carry all such insurance by responsible insurance companies, qualified to do business in the Commonwealth of Pennsylvania. Insurance companies complying with the requirements of any holder of a mortgage on the Building shall be deemed acceptable.

(d) to provide Subtenant with appropriate evidence of the insurance required under this Section 11.3 once a year, upon the written request from Subtenant.

11.4 Waiver of Subrogation

Sublandlord shall, during the Term hereof, require the Prime Landlord to, and Subtenant shall, obtain waivers of subrogation from their respective insurance carriers in accordance with Section 17.5 of the Prime Lease.

12. Fire or Casualty

12.1 Damage and Restoration

If the Subleased Premises or any Building Systems or common areas of the Building serving or providing access to the Subleased Premises shall be damaged by fire or other casualty (such fire or casualty herein referred to as the "Casualty "), and the Prime Lease shall remain in effect, Sublandlord shall enforce its rights under the Prime Lease to cause the Prime Landlord to repair and restore the Casualty, to the extent the Prime Lease permits Sublandlord to do so. If Prime Landlord is obligated to, or elects to repair and restore the damage from and under the foregoing provisions, then such restoration shall be to substantially the condition that existed prior to the Casualty, except for modifications required by zoning and building codes and other laws, or by a lender(s) holding a Mortgage(s), and any other modifications to the common areas deemed desirable by Prime Landlord (provided access to the Subleased Premises is not materially impaired). Neither Sublandlord nor Prime Landlord shall be required to repair or replace any of Subtenant’s furniture, furnishing, fixtures or equipment, or any Alterations or Subtenant Improvements not originally installed or constructed by Sublandlord or Prime Landlord at its expense. Sublandlord shall not be liable for any inconvenience or annoyance to Subtenant or its visitors, or injury to Subtenant’s business resulting in any way from such damage or the repair thereof, except that Sublandlord shall allow Subtenant a proportionate abatement of Rent during the time and to the extent the Subleased Premises are unfit for occupancy by Subtenant as a result thereof; provided, if the Subleased Premises or any other portion of the Building is damaged by a Casualty caused in whole or in part by Subtenant or any of Subtenant’s agents, contractors, employees, or visitors, Rent shall not be so abated.

12.2 Termination

Notwithstanding the foregoing, if the Building is damaged by a Casualty that prevents or materially impairs access to or use of the Subleased Premises (or if a material portion of the Subleased Premises are damaged by a Casualty) to such an extent that restoration thereof cannot reasonably be completed within eighteen (18) months after the Casualty shall have occurred, without the payment of overtime or other premiums, as reasonably determined by Prime Landlord, then either Subtenant or Sublandlord (provided that Sublandlord may act only with the written consent of Prime Landlord) may elect to terminate this Sublease by written notice to the other and to Prime Landlord given within forty-five (45) days after the occurrence of the Casualty, and Rent shall be apportioned accordingly. If the parties fail to give such a notice of termination within said 45 day period, then both parties shall be deemed to have waived the right to terminate this Sublease as a result of such Casualty, and this Sublease shall remain in full force and effect, subject to the abatement of Rent under Section 12.1 of this Sublease.

Notwithstanding anything herein to the contrary, if any such damage rendering all or a substantial part of the Subleased Premises or the Building untenantable occurs during the last eighteen (18) months of the Term (as defined in this Sublease or, if Subtenant has exercised its Option under the Consent, as described under the Consent), and it cannot be repaired within the earlier of thirty (30) days after the Casualty or the date which is sixty (60) days prior to the end of the Term, then either party shall have the option to terminate this Sublease by written notice to the other (and Prime Landlord) within thirty (30) days after the damage has occurred, and if such option is exercised, this Sublease shall terminate as of the date of such damage.

13. Eminent Domain

13.1 Taking

In case the Building or the Subleased Premises, or such part thereof as shall substantially interfere with Subtenant’s use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, either Subtenant or Sublandlord may terminate this Sublease effective as of the date possession is required to be surrendered to said authority, by notice given within twenty (20) business days after receipt of notice of the taking. Except as provided herein, Subtenant shall not assert any claim against any taking party because of such taking. Nothing contained in this Article shall be deemed to give Sublandlord any interest in, or prevent Subtenant from seeking any award against the taking authority for, the taking of the Subtenant Improvements and other personal property and fixtures belonging to Subtenant or for relocation or business interruption expenses which Subtenant may be entitled to recover from the taking authority.

13.2 Temporary Taking

If all or any portion of the Subleased Premises are temporarily condemned or otherwise taken for public or quasi-public use, this Sublease shall remain in full force and effect and Subtenant shall continue to perform all of the terms, conditions and covenants of this Sublease, including, without limitation, the payment of Rent and all other amounts required hereunder. Subtenant shall be entitled to receive the entire award made in connection with any temporary condemnation or other taking attributable to any period within the Term. Sublandlord (or Prime Landlord, as the case may be) shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Term or which is allocable to the cost of restoration of the Subleased Premises. If any such temporary condemnation or other taking terminates prior to the expiration of the Term, Subtenant shall restore the Subleased Premises as nearly as possible to the condition prior to the condemnation or other taking at Subtenant’s sole cost and expense; provided Subtenant shall receive the portion of the award attributable to such restoration.

14. Assignment and Subletting

14.1 Limitation

(a) Subtenant shall not directly or indirectly, voluntarily or involuntarily (i) assign, mortgage or otherwise encumber (collectively, "Assignment") all or any portion of its leasehold estate or (ii) permit the Subleased Premises to be occupied by anyone other than Subtenant or Subtenant’s employees or sublet the Subleased Premises or any portion thereof without obtaining the prior written consent of Sublandlord and Prime Landlord, which consents shall be granted or denied as determined within the sole discretion of the Sublandlord and Prime Landlord, subject, however, to subparagraphs (b) and (c) below. Any attempted Assignment or Sub-Sublease (collectively, a "Transfer") without such consent shall be null and void and of no effect.

(b) Notwithstanding the foregoing paragraph 14.1(a), Subtenant shall have the right, after notice thereof to Sublandlord and Prime Landlord, to effect a Transfer without the approval of Sublandlord or Prime Landlord, and without sharing any resulting Profit with Sublandlord, to (i) any entity resulting from a merger or consolidation with Subtenant; (ii) any entity succeeding to the business and assets of Subtenant by merger, consolidation, or otherwise; or (iii) any entity which is a subsidiary or Affiliate of Subtenant, provided in each case the net worth of the transferee, calculated in accordance with generally accepted accounting principles, is at least $100,000,000. For purposes of this Sublease, an "Affiliate" shall mean an entity controlled by Subtenant, or which controls Subtenant, or which is under common control with Subtenant. For purposes of this definition, the word "control," as used above means with respect to a corporation or other separate legal entity, the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting rights attributable to the shares of the controlled corporation or other interests in the other entity, as the case may be, and directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(c) In addition to the Transfers permitted by subparagraph (b) above, Subtenant shall have the right, after written notice to Sublandlord and Prime Landlord, to sublet up to 30,000 square feet of Rentable Area to an unrelated entity or entities, without any approval from Sublandlord or Prime Landlord, and without sharing any resulting Profit with Sublandlord, provided (i) any resulting sub-sublease shall be subject to all the terms and conditions of this Sublease; and (ii) Subtenant shall not have sublet any space to an unaffiliated entity without its landlord’s consent pursuant to its lease in the building known as One Commerce Square ("One Commerce") adjacent to the Building which, when taken in combination with the sublet space within the Subleased Premises exceeds, in the aggregate, 30,000 square feet of Rentable Area. No such sub-subtenant shall be permitted to further sublet, assign, or otherwise permit any other party to occupy its space. Notwithstanding the foregoing, Subtenant will not enter into a sublease pursuant to this paragraph with any party as to whom Sublandlord or Prime Landlord may have a right to object pursuant to Article 14.3(a)(i).

(d) No Transfer shall relieve Subtenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Subtenant hereunder. The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.

14.2 Notice of Intent to Assign or Sublet

Except as otherwise provided in subparagraphs 14.l(b) and (c) above, if Subtenant desires at any time to Transfer the Subleased Premises or any portion thereof, it shall first give Sublandlord and Prime Landlord notice (the "Transfer Notice ") specifying (a) the size and location of the space Subtenant proposes to transfer (the "Transfer Space"); (b) the terms and provisions of the proposed Transfer; (c) the date on which Subtenant proposes that the Transfer be effective, which shall not be less than forty-five (45) days after the Transfer Notice; (d) the name of the proposed assignee, subtenant, transferee or occupant ("Transferee"); (e) the nature of the proposed Transferee’s business to be carried on in the Transfer Space; and (f) such financial information as Sublandlord may reasonably request concerning the proposed Transferee.

14.3 Right of Recapture; Sublandlord’s and Prime Landlord’s Consent

Except for Transfers pursuant to subparagraphs 14.1(b) and (c) above, Sublandlord and Prime Landlord shall have the right of recapture as set forth in this paragraph 14.3. At any time within fifteen (15) days after Sublandlord’s receipt of the Transfer Notice information set forth in Section 14.2 of this Sublease, Sublandlord may by written notice to Subtenant and Prime Landlord, elect to recapture the Transfer Space (the "Sublandlord Period"). In the event Sublandlord does not elect to recapture the Transfer Space within the Sublandlord Period, at any time within fifteen (15) days after the expiration of the Sublandlord Period, Prime Landlord may by written notice to Subtenant elect to recapture the Transfer Space (collectively, the "Recapture"). Upon such Recapture, Sublandlord or Prime Landlord, as the case may be, may terminate this Sublease with respect thereto, unless the Transfer involves a sub-sublease for a term which expires at least one year prior to expiration of the Term of this Sublease and, provided, that in no event shall such Recapture terminate or otherwise adversely impact Subtenant’s option to lease the Subleased Premises under the Consent. If Sublandlord and Prime Landlord do not elect to Recapture the Transfer Space, or are not entitled to do so, Subtenant may transfer the Transfer Space to the Transferee on the terms set forth in the Transfer Notice subject to the following conditions:

(a) Sublandlord and Prime Landlord shall have consented to such Transfer, which consent shall not be unreasonably withheld, conditioned or delayed beyond thirty (30) days following Sublandlord’s and Prime Landlord’s receipt of the Transfer Notice, provided, however, that Sublandlord’s or Prime Landlord’s refusal to consent to any Transfer shall be deemed reasonable if:

(i) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Property;

(ii) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;

(iii) The Transferee is a current tenant or subtenant of the Property or has been involved in bona fide negotiations with Sublandlord or Prime Landlord, as evidenced by a specific written proposal to such Transferee, for space in the Property within the preceding six (6) months;

(iv) The Transfer Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes;

(v) The Transferee is a governmental body (or subdivision or agency thereof);

(vi) The Transferee is, in the reasonable judgment of Sublandlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer.

(b) If the Transfer is not completed within ninety (90) days of Sublandlord’s and Prime Landlord’s consent thereto, Subtenant shall once again comply with all of the provisions of this Article 14, including, without limitation, the obligation to give Sublandlord and Prime Landlord the Transfer Notice and Sublandlord and Prime Landlord shall again have the right of recapturing the Transfer Space and terminating the Lease with respect thereto.

(c) Any Sub-sublease shall provide that it is subject and subordinate to this Sublease and to all underlying Mortgages; that Sublandlord may enforce the provisions of the Sublease, including collection of Rent; that the cost of any modification to the Subleased Premises, Building and/or Project arising from or as a result of the Sub-sublease shall be the sole responsibility of Subtenant; that in the event of termination of this Sublease for any reason, including without limitation a voluntary surrender by Subtenant, or in the event of any reentry or repossession of the Subleased Premises by Sublandlord, Sublandlord may, at its option, either (i) terminate the Sub-sublease or (ii) take over all of the right, title, and interest of Subtenant, as Sublandlord, under such Sub-Sublease, in which case the Transferee shall attorn to Sublandlord, but that nevertheless Sublandlord shall not (1) be liable for any previous act or omission of Subtenant under such Sub-Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Subtenant, or (3) be bound by any previous modification of any Sub-Sublease made without Sublandlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s Rent. Subtenant waives any right it may have at law or in equity to terminate this Sublease as a result of Sublandlord’s failure to consent to a Transfer in a manner consistent with this Article 14.

(d) Each Transferee by assignment shall assume all obligations of Subtenant under this Sublease and shall be and remain liable jointly and severally with Subtenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Subtenant’s part to be performed for the term of this Sublease; provided, however, that the Transferee shall be liable to Sublandlord for Rent only in the amount set forth in the Transfer. No Assignment shall be binding on Sublandlord unless the Transferee or Subtenant shall deliver to Sublandlord a counterpart of an assignment and an instrument in recordable form which contains a covenant of assumption by the Transferee satisfactory in substance and form to Sublandlord consistent with the requirements of this paragraph 14.3(d), but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

(e) If there are any Profits from any Transfer, except for Transfers under subparagraphs 14.1(b) or (c) of this Sublease, Subtenant shall pay fifty percent (50%) of such Profits to Sublandlord as Rent. Sublandlord’s share of Profits shall be paid to Sublandlord within three (3) days after receipt thereof by Subtenant. The payment of Profits to Sublandlord shall be made on a monthly basis as Rent with respect to each Transfer separately subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Sublandlord under this Subparagraph during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Sublandlord shall promptly refund to Subtenant the amount of such overpayment or credit the overpayment against Subtenant’s future obligations under this Subparagraph, at Subtenant’s option. If Subtenant has underpaid its obligations hereunder during the preceding twelve (12) months, Subtenant shall immediately pay to Sublandlord the amount owing after the annual reconciliation.

For purposes of this Article 14, "Profits" are defined as all cash or cash equivalent amounts and sums which Subtenant (including any Affiliate or Successor of Subtenant or other entity related to Subtenant) receives on a monthly basis from any Transferee, directly or indirectly, attributable to the Subleased Premises or any portion hereof, less the sum of (1) the amount amortized over the term of the Transfer for (i) any additional Subtenant improvement costs paid to Subtenant’s Transferee by Subtenant; (ii) reasonable leasing commissions paid by Subtenant in connection with the Transfer; (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Subtenant to or on behalf of the Transferee in connection with the Transfer; (iv) reasonable costs incurred by Subtenant in advertising the Transfer Space; and (v) Subtenant’s reasonable attorneys’ fees paid by Subtenant in connection with the Transfer (such amounts to be amortized over the term of the Transfer), and (2) the Rent and additional rent pursuant to Article 5 of this Sublease paid during each such annual period by Subtenant attributable pro rata based on Rentable Area to the Transfer space. Any lump sum payment received by Subtenant from a Transferee shall be treated like any other amount so received by Subtenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Sublandlord or its representatives at reasonable times. Subtenant shall deliver to Sublandlord, upon request, any information reasonably required by Sublandlord to calculate and/or substantiate the amount of Profits hereunder.

14.4 Costs

Subtenant agrees to reimburse Sublandlord and Prime Landlord for their reasonable out-of-pocket costs and attorneys’ fees incurred in connection with the processing and documentation of any requested Transfer whether or not Sublandlord or Prime Landlord consents to the Transfer or the same is finally consummated.

14.5 Rights Personal to Subtenant

Rights of Transfer set forth in this Article 14 are personal to Subtenant and may not be conveyed or assigned.

14.6 No Event of Default

Subtenants’ rights of Transfer are specifically contingent upon there being no Event of Default at the time of any proposed transfer.

15. Sublandlord’s Reserved Rights

15.1 Sublandlord’s Right to Transfer

Sublandlord may transfer its interest in the Subleased Premises without the consent of Subtenant provided any such transferee assumes all of Sublandlord’s obligations hereunder from and after the date hereof, and such transfer or subsequent transfer shall not be deemed a violation on Sublandlord’s part of any term or condition of this Sublease. Upon such transfer, Sublandlord shall automatically be relieved of any and all obligations on its part accruing from and after the date of said transfer.

15.2 Right of Entry

Sublandlord and Prime Landlord and their respective agents and representatives shall have the right, at all reasonable times, but in such manner as to cause as little disturbance to Subtenant as reasonably practicable, to enter the Subleased Premises for the following purposes: (a) inspecting the physical condition of the Subleased Premises; (b) performing all obligations of Sublandlord under this Sublease or Applicable Laws; (c) showing the Subleased Premises to prospective purchasers, mortgagees and (during the last twelve months of the Term) prospective tenants; (d) maintaining, replacing, extending or otherwise modifying the Building Systems; and (e) access to telephone closets, electrical panels, and similar installations which may serve areas of the Building other than (or in addition to) the Subleased Premises. Except for (i) emergencies and (ii) entry to furnish janitorial or other services, Sublandlord (or Prime Landlord, as the case may be) will give Subtenant reasonable notice (which may be oral) prior to any entry, and Subtenant shall have the right to have one of its employees accompany the persons entering the Subleased Premises. No such entry shall be construed under any circumstances as a forcible or unlawful entry into the Subleased Premises, or an eviction of Subtenant. Subtenant hereby waives any claim against Sublandlord and Prime Landlord and their respective agents or representatives for damages for any injury or inconvenience to or interference with, Subtenant’s business or quiet enjoyment of the Subleased Premises.

15.3 Building and Common Areas

Without limitation of the preceding paragraph, and provided they do not unreasonably interfere with Subtenant’s use, Sublandlord and Prime Landlord may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Subleased Premises or the rest of the Building (b) repair, renovate, alter, expand or improve the Building; (c) make changes to the common areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the common areas for maintenance purposes as long as reasonable access to the Subleased Premises remains available; (e) use the common areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and (f) do and perform such other acts and make such other changes in, to or with respect to the common areas and Building and other portions of the Property as Sublandlord or Prime Landlord may deem appropriate. At Subtenant’s request, Sublandlord will cause Prime Landlord to perform the foregoing work (to the extent it adversely affects Subtenant’s use of the Subleased Premises) after Normal Working Hours if (a) labor is available at such times and (b) Subtenant pays any extra costs involved, which will be invoiced to Subtenant pursuant to Article 5.1(d).

16. Indemnification and Waiver

16.1 Indemnity by Subtenant

Subtenant shall indemnify, protect, defend and hold harmless, Sublandlord, Prime Landlord and Manager and their respective officers, directors, members, shareholders, partners, agents, attorneys and employees (collectively, "Sublandlord Indemnified Parties"), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’ fees and costs (collectively, "Indemnified Claims"), arising from or in connection with Subtenant’s use or alteration of the Subleased Premises or the conduct of its business or from any activity performed or permitted by Subtenant in or about the Subleased Premises, the Building or any part of the Property, or arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of this Sublease, or arising from Subtenant’s use of the Building Systems in excess of their capacity or arising from any other act, neglect, fault or omission of Subtenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees, licensees or invitees. If any action or proceeding is brought against any of the Sublandlord Indemnified Parties in connection with any Indemnified Claims, Subtenant, upon notice from Sublandlord, shall defend the same at Subtenant’s expense with counsel approved by Sublandlord, which approval shall not be unreasonably withheld. Subtenant’s obligations under this paragraph 16.1 shall survive the expiration or earlier termination of this Sublease. This indemnification by Subtenant shall extend to and be applicable, and the Sublandlord Indemnified Parties shall be Indemnified regardless of whether or not such Indemnified Claim is made by or on behalf of an employee of Subtenant.

16.2 Waiver

As a material part of the consideration to the Sublandlord for entering into this Sublease, Subtenant hereby assumes all risk of and releases, discharges and holds harmless Sublandlord, Prime Landlord and Manager from and against any and all liability to Subtenant for damage to property or injury to persons in, upon or about the Subleased Premises from any cause whatsoever except that which is caused by the negligence or willful misconduct of Sublandlord, Manager or Prime Landlord, respectively. In no event shall Sublandlord, Manager or Prime Landlord be liable to Subtenant for any injury to any person in or about the Subleased Premises or damage to the Subleased Premises or for any loss, damage or injury to any property of Subtenant therein by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Subleased Premises, the Building or any other portion of the Property unless such loss, damage or injury, is caused by the negligence or willful misconduct of Sublandlord, Manager or Prime Landlord, respectively.

16.3 Indemnity by Sublandlord

Sublandlord shall indemnify, protect, defend and hold harmless, Subtenant and its officers, directors, members, shareholders, partners, agents, attorneys and employees (collectively, "Subtenant Indemnified Parties"), from and against any and all claims, suits, demands, liability, damages and expenses, including reasonable and actual attorneys’ fees and costs (collectively, "Subtenant Indemnified Claims"), arising from or in connection with Sublandlord’s conduct of its business or from any activity performed by Sublandlord or Sublandord’s agents in or about the Subleased Premises, the Building or any part of the Property, or arising from any breach or default in the performance of any obligation on Sublandlord’s part to be performed under the terms of this Sublease or the Prime Lease. If any action or proceeding is brought against any of the Subtenant Indemnified Parties in connection with any Subtenant Indemnified Claims, Sublandlord, upon notice from Subtenant, shall defend the same at Sublandlord’s reasonable and actual expense with counsel approved by Subtenant, which approval shall not be unreasonably withheld. Subtenant’s obligations under this Article 16.3 shall survive the expiration or earlier termination of this Sublease. This indemnification by Sublandlord shall extend to and be applicable, and the Subtenant Indemnified Parties shall be indemnified regardless of whether or not such Indemnified Claim is made by or on behalf of an employee of Sublandlord.

17. Surrender of Subleased Premises and Removal of Property

17.1 Surrender of Subleased Premises

Upon the expiration of the Term, or upon any earlier termination hereof, Subtenant shall quit and surrender possession of the Subleased Premises to Sublandlord or Prime Landlord, as the case may be, in as good order and condition as the Subleased Premises are as of the Commencement Date or hereafter may be improved by Sublandlord or Subtenant, reasonable wear and tear, damage by Casualty and repairs which are Sublandlord’s obligation excepted, and shall, without expense to Sublandlord, remove or cause to be removed from the Subleased Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, freestanding cabinet work, movable partitioning and other articles of personal property owned by Subtenant or installed or placed by Subtenant at its expense in the Subleased Premises, and all similar articles of any other persons claiming under Subtenant, and Subtenant shall repair all damage to the Subleased Premises and the Property resulting from such removal. If Subtenant, with the prior written approval of Sublandlord and Prime Landlord, elects not to remove the foregoing items, or some or any of them, at the expiration of the Term, all such items shall become the property of Prime Landlord without any payment by Prime Landlord.

17.2 Disposal of Property

In the event of the expiration of this Sublease or other re-entry of the Subleased Premises by Sublandlord as provided in this Sublease, any property of Subtenant not removed by Subtenant upon the expiration of the Term of this Sublease, or within forty-eight (48) hours after a termination by reason of Subtenant’s default or upon such other earlier termination of this Sublease, unless left with consent pursuant to the last sentence of Article 17.1, shall be considered abandoned and Sublandlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Subtenant. If Subtenant shall fail to pay the costs of storing any such property after it has been stored for a period of thirty (30) days or more, Sublandlord may sell any or all of such property at public or private sale, in such manner and at such places as Sublandlord, in its sole discretion, may deem proper, without notice to or demand upon Subtenant. In the event of such sale, Sublandlord shall apply the proceeds thereof first, to the cost and expense of sale, including attorneys’ fees; second, to the payment of the cost of removal and storage; third, to the payment of any other sums which may then or thereafter be due to Sublandlord from Subtenant under any of the terms of this Sublease; and fourth, the balance, if any, to Subtenant.

18. Holding Over

In the event Subtenant holds over after the expiration of the Term, with the express or implied consent of Sublandlord and Prime Landlord, such tenancy shall be a tenancy at will only and not a renewal or an extension for any further term, and such tenancy at will shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Subtenant shall pay as monthly rent during any holding over period, an amount equal to 125% of the monthly Rent payable immediately prior to expiration of the Term. In the event Subtenant holds over more than ninety (90) days Subtenant shall thereafter pay as monthly Rent an amount equal to the greater of (a) 150% of the monthly Rent payable immediately prior to expiration of the Term or (b) the Fair Market Rent for the Subleased Premises. Nothing in this Article shall be construed as a consent by Sublandlord to any holding over by Subtenant and Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Subleased Premises upon the expiration of the Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Subtenant and/or collect damages in connection with such holding over.

19. Defaults and Remedies

19.1 Defaults by Subtenant

The occurrence of any of the following shall constitute a material default and breach of this Sublease by Subtenant (each, an "Event of Default"):

(a) If Subtenant fails to pay the Rent or make any other payment required to be made by Subtenant under this Sublease as and when due;

(b) If Subtenant (i) abandons the Subleased Premises or (ii) enters into any Assignment or Sub-Sublease transaction in violation of the terms of this Sublease;

(c) If Subtenant fails to observe or perform the provisions of Articles 4 (Use of Subleased Premises) and/or 9 (Alterations) and/or 11 (Insurance) and such failure continues for forty-eight (48) hours after notice thereof from Sublandlord to Subtenant ;

(d) If Subtenant fails to provide estoppel certificates, or other certificates as herein provided, and such failure continues for three (3) business days after notice to Subtenant following expiration of the ten (10) day period provided herein for the delivery of such certificates;

(e) If Subtenant fails to observe or perform any other provision of this Sublease, including the exhibits hereto, to be observed or performed by Subtenant, and such failure continues for fifteen (15) days after notice thereof from Sublandlord to Subtenant; provided, however, that if the nature of such failure is such that it cannot reasonably be cured within such fifteen (15) day period, Subtenant shall not be deemed to be in default if Subtenant shall within such period commence such cure and thereafter diligently prosecute the same to completion;

(f) If, upon Subtenant’s receipt of notice thereof, any action is taken by or against Subtenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Subtenant (unless, in the case of a petition filed against Subtenant, the same is dismissed within ninety (90) days); Subtenant makes any general assignment for the benefit of creditors; a trustee or receiver is appointed to take possession of all or any portion of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease, and possession is not restored to Subtenant within ninety (90) days; or all or any portion of Subtenant’s assets located at the Subleased Premises or of Subtenant’s interest in this Sublease is attached, executed upon, or otherwise judicially seized and such seizure is not discharged within ninety (90) days;

(g) If Subtenant fails to vacate and surrender the Subleased Premises as required by this Sublease upon the expiration of the Term (subject to Subtenant’s right to continue in occupancy pursuant to the Consent) or sooner termination of this Sublease; and/or

(h) If Subtenant submits to Sublandlord any materially false information on any document required to be given by Subtenant to Sublandlord.

19.2 Sublandlord’s Remedies

If there shall occur an Event of Default, Sublandlord shall have and may exercise all remedies available to Sublandlord at law or in equity or under any statute or ordinance. Without limitation of the foregoing, Sublandlord may at its option take all or any of the following actions:

(a) Acceleration of Rent. Declare due and payable and sue for and recover, all unpaid Rent for the unexpired period of the Term as if by the terms of this Sublease the same were payable in advance, or sue for Rent monthly as it accrues;

(b) Termination. Terminate this Sublease by giving written notice thereof and, upon the giving of such notice, this Sublease and the estate hereby granted shall expire and terminate with the same force and effect as though the date of such notice were the date fixed for the expiration of the Term, and all rights of Subtenant hereunder shall expire and terminate, but Subtenant shall remain liable as hereinafter provided;

(c) Recovery of Possession; Reletting. Whether not this Sublease has been terminated as herein provided, re-enter and repossess the Subleased Premises or any part thereof by summary proceedings, ejectment or otherwise, and Sublandlord shall have the right to remove all persons and property therefrom. Sublandlord shall be under no liability for or by reason of any such entry, repossession or removal, and no such re-entry or taking of possession of the Subleased Premises by Sublandlord shall be construed as an election on Sublandlord’s part to terminate this sublease or to accept a surrender thereof unless a written notice of such intention be given to Subtenant or unless the termination of this Sublease be decreed by a court of competent jurisdiction. Sublandlord shall have no obligation to mitigate damages; however, after repossessing the Subleased Premises or any part thereof whether or not the Term shall have been terminated, Sublandlord may at its option make commercially reasonable efforts to relet all or any part of the Subleased Premises for the account of Subtenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) and or such uses as Sublandlord, in its sole discretion, may determine, and Sublandlord may collect any rents payable by reason of such reletting and apply the same on account of Rent due and to become due hereunder. Sublandlord shall not be required to accept any tenant offered by Subtenant or observe any instruction given by Subtenant about such reletting, or do any act or exercise any care or diligence with respect to such reletting. For the purpose of such reletting, Sublandlord may decorate or make repairs, changes, alterations or additions in or to the Subleased Premises or any part thereof to the extent deemed by Sublandlord desirable or convenient, and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Subtenant as Rent hereunder, as well as any reasonable advertising costs and brokerage and legal fees expended by Sublandlord. Sublandlord reserves the right to terminate this Sublease at any time after taking possession of the Subleased Premises. Neither termination nor repossession and reletting shall relieve Subtenant of its obligations hereunder, all of which shall survive such termination, repossession or reletting. Sublandlord may file suit to recover any sums falling due from time to time and no suit or recovery of any sum due Sublandlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Sublandlord; or

(d) Liquidated Damages. Terminate this Sublease and recover from Subtenant upon demand therefor, unless Subtenant has paid the whole of accelerated Rent pursuant to subparagraph (a) above, as liquidated and agreed upon final damages for Subtenant’s default, an amount equal to the difference, if any, between (a) Rent and other sums which would be payable under this Sublease for the remainder of the Term, discounted to present worth at the rate of five (5%) percent per annum, and (b) the then Fair Market Rent of the Subleased Premises, calculated as set forth in Article 3, discounted to present worth at a like rate.

19.3 Calculation of Rent

Notwithstanding anything else herein contained, in calculating future Rent for purposes of subparagraphs 19.2(a), 19.2(c) and 19.2(d) above, Sublandlord’s reasonable and good faith estimate of future Operating Expenses and future Real Property Taxes shall be conclusive and binding on the parties. In addition, Sublandlord may include as an item of Rent its reasonable attorney’s fees and costs in enforcing its rights hereunder.

19.4 Waivers by Subtenant

In the event of a termination of this Sublease as a result of an Event of Default, Subtenant hereby waives all right to recover or regain possession of the Subleased Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof. If such termination occurred by reason of a failure in performance hereof, and without limitation of or by the foregoing, Subtenant waives all right to reinstate or redeem this Sublease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect, and Subtenant waives all right to any second or further trial in summary proceedings, ejectment or in any other action provided by any statute or decision now or hereafter in force or effect. Subtenant hereby waives all notices required by the Landlord and Tenant Act of 1951, as amended, and as the same may hereafter be amended, and/or any other provision of Pennsylvania law.

19.5 Right of Sublandlord to Injunction; Remedies Cumulative

Upon any actual or threatened Event of Default, Sublandlord shall have the right of injunction to restrain the same. The rights and remedies given to Sublandlord in this Sublease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Sublandlord, shall be deemed to be in exclusion of any of the others.

19.6 Waiver of Jury Trial

Sublandlord and Subtenant (and Prime Landlord to the extent the provisions of this Sublease are applicable to it) hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, and/or any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise.

19.7 Definition of Subtenant

The term "Subtenant" shall be deemed to include all persons or entities named as Subtenant under this Sublease, or each and every one of them. If any of the obligations of Subtenant hereunder is guaranteed by another person or entity, the term "Subtenant" shall be deemed to include all of the guarantors. If this Sublease has been assigned, the term "Subtenant" shall be deemed to include both the assignee and the assignor.

20. Covenant Against Liens

Subtenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Subtenant, operation of law or otherwise, to attach to or be placed upon the Building or the Subleased Premises, or on Subtenant’s leasehold hereunder, Subtenant further agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Property, the Building or the Subleased Premises, or any portion thereof, with respect to work or services performed for or materials furnished to Subtenant or the Subleased Premises (including, without limitation, in connection with the Subtenant Improvements and any Alterations). Subtenant agrees to cause any such lien to be immediately released and removed of record, at Subtenant’s expense. Subtenant affirms that the Subtenant Improvements are solely for the use and benefit of Subtenant, and not in any way for the immediate benefit of Sublandlord or Prime Landlord.

21. Interest on Subtenant’s Obligations; Late Charges

21.1 Interest

Any amount due from Subtenant to Sublandlord which is not paid within five days after it is due shall bear interest at ten (10%) percent per annum, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default or Event of Default by Subtenant under this Sublease.

21.2 Late Charge

In the event Subtenant is more than five days late in paying any amount of Rent due under this Sublease, Subtenant shall pay Sublandlord a late charge equal to two percent (2%) of each delinquent amount of Rent and any subsequent delinquent amount of Rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Sublandlord in processing each delinquent payment of Rent by Subtenant and that such late charge shall be paid to Sublandlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default or Event of Default by Subtenant under this Sublease. The parties further agree that the payment of late charges and the payment of interest provided for in the preceding paragraph are distinct and separate from one another in that the payment of interest is to compensate Sublandlord for the use of Sublandlord’s money by Subtenant, while the payment of a late charge is to compensate Sublandlord for the additional administrative expense incurred by Sublandlord in handling and processing delinquent payments, but excluding attorneys' fees and costs incurred with respect to such delinquent payments.

22. Lease Fees

Subtenant represents and warrants to Sublandlord that it has not had any contact or dealings with any real estate broker, agent, representative or other intermediary other than Thomas Realty Partners LP and Grubb & Ellis Company and Greenville Partners L.L.C. (collectively, the "Representatives") which would give rise to the payment of any fee in connection with this Sublease or the Consent. Subtenant shall indemnify Sublandlord and the Prime Landlord from and against any loss, liability or damage (including attorneys’ fees and costs) with respect to any fee (except to the persons named above) arising out of any breach or alleged breach of the foregoing representation and warranty. In consideration therefor, Sublandlord (and Prime Landlord by its Consent to this Sublease) agrees to pay fees due the persons named above in connection with this Sublease in accordance with separate fee agreements between Sublandlord, Prime Landlord and the persons named above.

23. Rules and Regulations

The "Rules and Regulations" attached hereto as Exhibit "H" are hereby incorporated herein and made a part of this Sublease. Subtenant agrees to abide by and comply with each and every one of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Sublandlord or Prime Landlord for the safety, care, security, good order and cleanliness of the Subleased Premises, the Building, the Garage or any other portion of the Property, provided that such Rules and Regulations are applied uniformly to all tenants of the Building. Prime Landlord shall have the right to amend, modify or add to the Rules and Regulations in its sole discretion. Subtenant shall not be obligated to comply with any future Rules and Regulations or amendments thereto until Subtenant has received a written copy of such Rules and Regulations.

24. Directory Board and Signs

24.1 Directory Board

During the Term, Subtenant shall have the right to designate one (1) name (a department or individual) per thousand square feet of Rentable Area in the Subleased Premises occupied by Subtenant for placement on the directory board in the lobby of the Building. Prime Landlord shall have the option to maintain, in place of the directory board in the lobby of the Building, a computerized directory with display screen which has the capacity to accommodate Subtenant’s designation of names as set forth above.

24.2 Interior Signs

Subtenant shall be permitted to install, at its own expense, appropriate signage containing the name of Subtenant or its Affiliates at the entrance to the Subleased Premises, and, so long as Subtenant leases all of the Rentable Area on individual floors of the Subleased Premises, on the walls of the elevator lobbies on each floor of the Subleased Premises leased solely by Subtenant. Any such signage will be designed and constructed in a manner compatible with Building standard signage and graphics criteria and shall be subject to Sublandlord’s and Prime Landlord’s prior written approval which approval shall not be unreasonably withheld or delayed. Upon expiration of the Term, Subtenant shall promptly remove all its signs and repair and restore the surfaces on which, such signs were attached to their prior condition, at Subtenant’s expense.

25. Deliberately Omitted

26. General Provisions

26.1 No Waiver

The waiver by Sublandlord of any breach of any provision contained in this Sublease, or the failure of Sublandlord to insist on the strict performance by Subtenant, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Sublease. The acceptance of Rent hereunder by Sublandlord shall not be deemed to be a waiver of any breach or default by Subtenant regardless of Sublandlord’s knowledge of such breach or default at the time of acceptance of Rent.

26.2 Sublandlord’s Right to Perform

If Subtenant shall fail to perform any act required to be performed by Subtenant, Sublandlord may, after giving any notice and allowing any grace period required by Article 19 ("Defaults and Remedies") without obligation, and without waiving or releasing Subtenant from any default or obligations of Subtenant, make any such payment or perform any other act which Subtenant should have performed. All sums so paid by Sublandlord and all costs incurred by Sublandlord in making such payment or performing such other act or obligation and/or in enforcing this Sublease, including attorneys’ fees, together with interest thereon at ten (10%) percent per annum, shall be payable to Sublandlord on demand and Subtenant agrees to pay any such sums, and Sublandlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Subtenant as in the case of default by Subtenant in the payment of Rent. If Prime Landlord defaults in the performance of its obligations under the Consent or the Prime Lease and such default results in a breach of this Sublease by Sublandlord, Subtenant shall not seek any remedy for such alleged breach by Sublandlord unless and until Subtenant gives a notice of such breach to Sublandlord, specifying the basis therefor, and Sublandlord is given a period of at least thirty (30) days after receipt of such notice in which to cause Prime Landlord to perform its obligations under the Prime Lease or Landlord Consent or to perform the Prime Landlord’s obligations on its behalf; provided that such thirty (30) day period shall be extended to such longer period as is commercially reasonably required for Prime Landlord to perform, or for Sublandlord to perform on its behalf, so long as Sublandlord promptly commences and diligently pursues such performance.

26.3 Terms; Headings

The words "Sublandlord" and "Subtenant" as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one Subtenant, the obligations hereunder imposed upon Subtenant shall be joint and several. The headings or titles of this Sublease shall have no effect upon the construction or interpretation of any part hereof.

26.4 Entire Agreement

This instrument along with any exhibits and attachments or other documents attached hereto constitutes the entire and exclusive agreement between Sublandlord and Subtenant with respect to the Subleased Premises. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Sublandlord and Subtenant. Sublandlord and Subtenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Subleased Premises are merged into and superseded by this instrument.

26.5 Successors and Assigns

Subject to the provisions of Article 14 relating to Assignment and Sublease, this Sublease is intended to and does bind the successors and assigns of any and all of the parties hereto.

26.6 Notices

All notices, consents, approvals, requests, demands and other communications (collectively "notices") which Sublandlord or Subtenant is required or desires to serve upon, or deliver to, the other shall be in writing and shall be sent by certified or registered mail, return receipt requested, or by personal delivery, or by a reputable commercial overnight courier service (such as, but not limited to, Federal Express), or by facsimile transmission, to the appropriate address indicated below, or at such other place or places as either Sublandlord or Subtenant may, from time to time, designate in a written notice given to the other. If the term "Subtenant" in this Sublease refers to more than one person or entity, Sublandlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of receipt. Notices shall be addressed as follows:

to Subtenant:

Delaware Management Holdings, Inc.

c/o Delaware Investments

One Commerce Square, 34th Floor

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Fax: 215-255-2822

Delaware Management Holdings, Inc.

c/o Delaware Investments

One Commerce Square

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: Vice President, Facilities Management

with a copy to:

Stradley, Ronon, Stevens & Young, LLP

2600 One Commerce Square

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: Linda Ann Galante, Esquire

Fax: 215-564-8120

and if the notice is pursuant to Article 11 of this Sublease, to:

Lincoln National Corporation

Centre Square West Tower

1500 Market Street, Suite 3900

Philadelphia, Pennsylvania 19102-2112

Attention: Bruce R. Boehmke (9833)

Director, Corporate Risk Management

and if it is an invoice under this Sublease, to:

Delaware Management Holdings, Inc

c/o Delaware Investments

One Commerce Square

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: Vice President, Facilities Management

to Sublandlord:

New York Central Lines LLC

2001 Market Street

Philadelphia, Pennsylvania 19103

Attention: Asst. Vice President, Real Estate

with a copy to:

CSX Real Property, Inc.

301 West Bay, Suite 800

Jacksonville, Florida 32202

Attention: Stephen A. Crosby,

     Vice President, Real Property

Fax: 904-633-4531

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, New York 10022

Attention: Chris M. Smith, Esquire

Fax: 212-848-7300

to Prime Landlord:

Philadelphia Plaza-Phase II

c/o Thomas Properties Group, LLC

Attention: Vice President, Property Management

One Commerce Square

2005 Market Street - Suite 2300

Philadelphia, Pennsylvania 19103

Fax: 215-851-6021

Notices shall be effective upon receipt. In the case of rejection or other refusal to accept a notice, or inability to deliver because of a changed address of which no notice was given, the notice shall be deemed to be received on the date delivery was first attempted.

26.7 Severability

If any provision of this Sublease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining provisions of this Sublease shall not be affected thereby and each of said provisions shall be valid and enforceable to the fullest extent permitted by law.

26.8 Time of Essence

Time is of the essence of this Sublease and each provision hereof in which time of performance is established.

26.9 Governing Law

This Lease shall be governed by, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws principles thereof.

26.10 Attorneys’ Fees

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgement, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable law.

26.11 Light and Air

Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Property shall in no manner affect this Sublease or impose any liability whatsoever on Sublandlord.

26.12 Bankruptcy Prior to Commencement

If, at any time prior to the Commencement Date, any action is taken by or against Subtenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Subtenant, Subtenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Subtenant’s assets or of Subtenant’s interest in this Sublease, or there is an attachment, execution or other judicial seizure of substantially all of Subtenant’s assets or of Subtenant’s interest in this Sublease, then this Sublease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Subtenant nor any person claiming through or under Subtenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Subleased Premises or any interest in this Sublease and Sublandlord shall, in addition to any other rights and remedies under this Sublease, be entitled to retain any Rent, security deposit or other monies received by Sublandlord from Subtenant as liquidated damages.

26.13 Force Majeure

Neither party shall be liable for any failure to comply or delay in complying with its obligations hereunder (other than the obligation to pay sums of money) if such failure or delay is due to Force Majeure Events. Sublandlord shall not be obliged to settle any strike to avoid a Force Majeure Event from continuing.

26.14 Applicable Laws

At its sole cost and expense, Subtenant shall promptly comply with all requirements of Applicable Laws, other than making structural changes, relating to or arising out of the use, occupancy, repair or alteration of the Subleased Premises. Sublandlord shall cause Prime Landlord to comply with all Applicable Laws governing operation of the Building except to the extent any failure to comply is caused by Subtenant or its agents, employees or representatives.

26.15 Estoppel Certificates

(a) Either party shall, without charge, at any time and from time to time hereafter, within ten (10) days after written request of the other, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Sublease has been supplemented or amended, and, if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Sublease, in accordance with its tenor as then constituted; (c) as to the existence of any default or Event of Default thereunder; (d) as to the existence of any offsets, counterclaims or defenses thereto on the part of such other party; (e) as to the commencement and expiration dates of the term of this Sublease and the date to which Rent has been paid; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered and the contents of such certificate shall be binding on the party executing same.

26.16 Examination of Sublease

The submission of this instrument for examination or signature by Subtenant, Subtenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until (a) its execution and delivery by both Sublandlord and Subtenant; and (b) execution and delivery of the Consent in form and substance satisfactory to Subtenant and Prime Landlord.

26.17 Sublandlord Liability

Notwithstanding anything in this Sublease or any law to the contrary, the liability of Sublandlord (including Prime Landlord and any other successor landlord hereunder) under this Sublease and any recourse by Subtenant against Sublandlord shall be limited solely to the interest of Sublandlord in the Property, and neither Sublandlord, nor any of its constituent members, nor any of their respective affiliates, partners, directors, officers, employees, agents or shareholders shall have any personal liability therefor, and Subtenant, for itself and all persons claiming by, through or under Subtenant, expressly waives and releases Sublandlord and such related persons and entities from any and all personal liability.

26.18 Confidentiality

This Sublease is intended to be confidential, and Sublandlord and Subtenant each agrees not to disclose any of the financial terms or provisions hereof to any other party (other than Prime Landlord) except (a) to its officers, directors, partners, members, managers, agents, representatives, attorneys, accountants, and other independent experts or advisors, (b) in connection with any regulatory filing or financial disclosure requirements, or (c) in connection with its enforcement of this Sublease.

27. Roof; Telecommunications Equipment

(a) Provided and to the extent there is no adverse affect on the Building structure and Building Systems, and provided that Subtenant enters into a mutually satisfactory rooftop antenna and equipment license agreement with Prime Landlord (or, at Prime Landlord’s election, with Prime Landlord’s rooftop equipment management firm), Subtenant may utilize the roof of the Building to the extent practicable and reasonable, for the installation and use of at least one (1) satellite dish of up to 3 feet in diameter and related telecommunications equipment (including data link, fibre optic cabling and/or other equipment) to service the Subleased Premises (collectively, the "Equipment") within the area of the roof not used for safety areas, and except for areas reasonably reserved by Landlord for Building operations and in an area mutually acceptable to Prime Landlord and Subtenant. Subtenant’s installation of such Equipment shall be subject to Subtenant obtaining all required governmental approvals and permits, including any conditional use permits required, shall be subject to Prime Landlord’s reasonable approval of all aspects of the installation, including the height and weight of the Equipment, shall also be subject to Subtenant’s installation of such Equipment in accordance with all applicable building codes, and shall be at Subtenant’s sole cost and expense. Under no circumstances shall the installation of such Equipment, or the cables and lines in connection therewith, interfere in any way with the maintenance, operation of efficiency of any of the Building Systems or Prime Landlord’s right to install antennae for the Building, or for other Subtenants and third party licensees. Subtenant shall protect, defend, indemnify and hold Prime Landlord harmless from and against any and all liabilities to any third party, any and all liens imposed upon the Building, and any and all costs or damages incurred by Prime Landlord as a result of Subtenant’s use and installation of said Equipment. Prime Landlord shall have the right to require Subtenant at its sole cost and expense to remove any such Equipment and all related cables and lines, upon the termination of this Sublease and to require Subtenant to repair all damage and restore the Building to the condition it was in prior to the installation of such Equipment, ordinary and wear and tear excepted. Subtenant shall pay any expenses of Prime Landlord or Sublandlord (equal to any actual cost of providing same) in connection with Subtenant’s installation and use of such Equipment in accordance with this Article 27. Subtenant shall also pay a license fee to Prime Landlord for its use and installation of the Equipment on the rooftop at the prevailing rate for the Building.

(b) Subtenant shall be solely responsible for its Equipment, including fiber optic cabling, lines and connections from the point of origin to the Subleased Premises. Neither Sublandlord nor Prime Landlord shall have any liability to Subtenant for the failure or defects in such Equipment or the related cables and lines and connections. Subtenant shall provide, at is expense, for the repair and maintenance of, and security for, its Equipment and any cables, lines and connections located outside of the Subleased Premises. Sublandlord shall cooperate, and shall cause Prime Landlord to cooperate reasonably with Subtenant’s necessary access to the Building’s main telephone switch room and riser space for the installation of Subtenant’s Equipment, subject to all of the rules and regulations of the Building governing such access by tenants or vendors.

28. Representations

28.1 Subtenant Representations

Subtenant hereby represents and warrants to Sublandlord (which may be relied upon by Prime Landlord and its lender(s) from time to time) as follows:

(a) Subtenant is a corporation existing under the laws of the State of Delaware;

(b) Subtenant’s audited net worth as of December 31, 1998 is not less than $100,000,000;

(c) Subtenant is duly formed, validly existing and in good standing under the laws of its state of formation, has the power and authority to operate and conduct each of its businesses, and is qualified to conduct its businesses in the Commonwealth of Pennsylvania;

(d) Subtenant has the power and authority to execute and deliver, and perform the obligations under, this Sublease, and all necessary corporate, limited liability or partnership actions necessary to authorize the execution and delivery hereof have been duly taken; and

(e) The individual or individuals executing this Sublease on behalf of Subtenant have the necessary authority to bind Subtenant and act on its behalf in the execution and delivery hereof.

28.2 Sublandlord Representations

Sublandlord hereby represents and warrants to Subtenant as follows:

(a) Sublandlord is a limited liability company that is the assignee from Consolidated Rail Corporation of the tenant’s right, title and interest in and to the Prime Lease for the Building;

(b) Sublandlord is duly formed, validly existing and in good standing under the laws of its state of formation, has the power and authority to operate and conduct each of its businesses, and is qualified to conduct its businesses in the Commonwealth of Pennsylvania;

(c) Sublandlord has the power and authority to execute and deliver, and perform the obligations under, this Sublease, and all necessary corporate, limited liability or partnership actions necessary to authorize the execution and delivery hereof have been duly taken; and

(d) The individual or individuals executing this Sublease on behalf of Sublandlord have the necessary authority to bind Sublandlord and act on its behalf in the execution and delivery hereof.

29. Incorporation of Prime Lease

(a) This is a Sublease and as such is subject to all of the terms of the Prime Lease applicable to the Subleased Premises with the same force and effect as if fully set forth herein at length excepting only as otherwise specifically provided herein. All of the terms with which Sublandlord is bound to comply under the Prime Lease shall to the extent only that they apply to the Subleased Premises and except as otherwise provided herein, be kept, observed and performed by Subtenant. All of the obligations of the Prime Landlord set forth in the Prime Lease shall, to the extent that they apply to the Subleased Premises, inure to Subtenant’s benefit, except as otherwise provided herein. It is the intention of the parties that, except as otherwise provided in this Sublease, the relationship between Sublandlord and Subtenant shall be governed by the language of the various articles of the Prime Lease as if they were typed out in this Sublease in full. Subtenant hereby acknowledges receipt of a redacted copy of the Prime Lease and agrees to be bound as aforesaid.

(b) Without limitation of subparagraph (a) above, the parties agree that the following provisions of the Prime Lease are inapplicable to the Subleased Premises:

Section 1.1 ("Description of Premises"), except for certain Definitions;

Section 1.2 ("Hold Space Option");

Article 2 ("Purpose of Lease");

Article 3 ("Term");

Article 4 ("Basic Rent")

Section 5.2

Section 5.3

Section 5.4

Section 5.6

Section 5.7 (part of "Operating Expenses and Taxes");

Article 7 ("Construction of Tenant Improvements");

Article 8 ("Parking Facilities");

Section 9.1 ("Landlord Obligations");

Section 9.2 ("Direct Charge for Extraordinary Services");

Section 9.7 ("Arbitration of Disputes");

Section 10.4 ("Dining Room and Kitchen Facility");

Section 12.1 ("Alterations");

Section 12.2 ("Surrender or Removal of Improvements");

Section 12.4 ("Arbitration of Disputes");

Section 14.4 ("Arbitration of Disputes");

Section 15.3 ("Name; Address");

Article 16 ("Indemnification and Limitation on Liability");

Article 17 ("Insurance; Waiver of Subrogation"), except for Section 17.4 ("Landlord’s Requirements"), Section 17.5 ("Waiver of Subrogation") and Section 17.6 ("Right to Self Insure")

Article 18 ("Damage or Destruction") except Sections 18.1(a) and 18.6

Article 19 ("Eminent Domain");

Article 20 ("Assignment and Subletting");

Article 22 ("Defaults and Remedies");

Article 23 ("Subordination");

Article 24 ("Estoppel Certificate");

Section 25.4 ("Fixtures and Improvements")

Article 26 ("Holding Over");

Article 27 ("Landlord’s Right to Perform);

Section 27.3 ("Interest");

Section 27.4 ("Late Charges");

Article 29 ("Construction of Building and Project");

Article 30 ("Tenant’s Approval Rights");

Article 32 ("Examination of Lease");

Article 33 ("Broker");

Article 34 ("Rules and Regulations");

Article 35 ("Arbitration and Appraisal Procedure);

Article 36 ("Directory Board and Building Identification");

Article 37 ("Other Tenants");

Article 38 ("Right to Cancel");

Article 39 ("Option to Lease Additional Premises");

Article 40 ("Antenna");

Article 41 ("Stairwells; Telephones, Fiber Optic Cable");

Article 42 ("General Provisions");

Exhibit "A";

Exhibit "B";

Exhibit "C";

Exhibit "D";

Exhibit "E";

Exhibit "G";

Exhibit "H";

Exhibit "J"; and

Exhibit "K"

First, Second and Third Amendments

Letter Agreements dated June 3, 1993 and September 9, 1994

Notice of Capital Contribution, Assignment and Assumption dated June 1, 1999 and Consent by Prime Landlord

30. Quiet Enjoyment; SNDA; Fourth Amendment to Prime Lease

(a) Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the Rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Subleased Premises during the Term; provided, however, that this Sublease shall automatically terminate upon any termination of the Prime Lease prior to the expiration of the Term, subject to the provisions of the Consent, and Subtenant shall have no claim against Sublandlord unless such termination was caused by the default of Sublandlord in the performance of any obligation under the Prime Lease which has not been assumed by Subtenant hereunder.

(b) Sublandlord shall use commercially reasonable efforts to obtain for Subtenant a subordination, non-disturbance and attornment agreement ("SNDA") from Bank of America, the current holder of the Mortgage on the Building, in form and substance mutually acceptable to Subtenant and Bank of America. If Sublandlord and/or Prime Landlord is unable to obtain such an agreement within sixty (60) days after the date on which Sublandlord signs this Sublease, or if Subtenant is unable to obtain a similar agreement with the mortgagee pursuant to that certain lease between Subtenant, as tenant, and Commerce Square Partners — Philadelphia Plaza, L.P., as landlord, for the One Commerce Square Building, Philadelphia, Pennsylvania, (the "One Commerce Lease"), within the aforesaid 60-day period, then, in either of such events, Sublandlord shall so notify Subtenant in writing and Subtenant shall have ten (10) days after receipt of such notice within which it may, at its option, elect to cancel this Sublease by notice in writing to Sublandlord and Prime Landlord and, if Subtenant elects to give such notice, this Sublease shall be entirely null and void, provided; however, if such notice shall not be delivered by Subtenant within the time period for such notice or specified herein, time being of the essence, this Sublease shall be deemed in full force and effect. With respect to any future Mortgages, Subtenant agrees that it will subordinate its interests hereunder only upon the execution and delivery of a commercially reasonable SNDA with any new lender(s).

(c) Subtenant covenants and agrees that Subtenant shall not do or suffer or permit anything to be done which would constitute a default under the Prime Lease or would cause the Prime Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in Prime Landlord under the Prime Lease, and that Subtenant will indemnify and hold harmless Sublandlord from and defend Sublandlord against all claims, liabilities, losses and damages of any kind whatsoever (excepting indirect, special and consequential damages) that Sublandlord may incur by reason of, resulting from or arising out of any such cancellation, termination) or forfeiture.

(d) Sublandlord and Prime Landlord shall use commercially reasonable efforts to negotiate and execute a Fourth Amendment to Prime Lease approving this Sublease and, among other things, setting the deemed termination date of the Subleased Premises and agreeing to the Consent (the "Fourth Amendment"). If Sublandlord and Prime Landlord are unable to enter into the Fourth Amendment within sixty (60) days after the date on which Sublandlord signs this Sublease, Sublandlord shall so notify Subtenant in writing and Subtenant shall have ten (10) days after receipt of such notice within which it may elect to cancel this Sublease by notice in writing to the Sublandlord and Prime Landlord and, if Subtenant elects to give such notice, this Sublease shall be entirely null and void.

31. One Commerce Square

Subtenant shall have the right to terminate and cancel this Sublease if it does not enter into a Lease Agreement, on terms and conditions acceptable to Subtenant, for certain premises existing in the One Commerce Square Building within sixty (60) days after the date on which Sublandlord signs this Sublease. Subtenant shall exercise this right to terminate by giving Sublandlord notice within sixty (60) days after the date on which Sublandlord signs this Sublease, in which case this Sublease shall be entirely null and void, provided, however, if such notice shall not be delivered by Subtenant within the time period for such notice specified herein (time being of the essence), this Sublease shall be deemed to be in full force and effect.

32. Release of Renewal Rights by Sublandlord

In order to enable Subtenant and Prime Landlord (pursuant to the Consent) to enter into a direct lease for the Subleased Premises upon expiration of the Term of this, Sublease, Sublandlord hereby waives and relinquishes any rights it may have under the Prime Lease to renew the Prime Lease with respect to the Subleased Premises. This waiver shall apply only to the Subleased Premises and the fifth, sixth and eighth floors (and not to any other part of the Building, or any other renewal rights Sublandlord may now have).

33. Fifth, Sixth and Eighth Floors (the "Option Space")

Subtenant shall have the following options to lease additional space in the Building, subject to the terms and conditions set forth in this Article 33:
OPTION SPACE (FLOOR)	SUBLEASE COMMENCEMENT DATES (If Option exercised)	RENT COMMENCEMENT DATES (if Option exercised)	EXPIRATION DATES (if Option exercised)	RENTABLE SQUARE FOOTAGE
5	March 1, 2001, subject to Subtenant’s Early Delivery Right	July 1, 2001, provided, however, in the event Subtenant exercises its Early Delivery Right, the Rent Commencement Date shall be set in accordance with the provisions of Article 3 of this Sublease	June 23, 2008	33,572
6	March 1, 2001, subject to Subtenant’s Early Delivery Right	July 1, 2001, provided, however, in the event Subtenant exercises its Early Delivery Right, the Rent Commencement Date shall be set in accordance with the provisions of Article 3 of this Sublease	June 23, 2008	33,572
8	March 1, 2001, subject to Subtenant’s Early Delivery Right	July 1, 2001, provided, however, in the event Subtenant exercises its Early Delivery Right, the Rent Commencement Date shall be set in accordance with the provisions of Article 3 of this Sublease	June 23, 2008	+/-20,000

33.1 Option to Add Fifth and Sixth Floors

(a) Option to Add Fifth Floor. Provided that Subtenant is not in default hereunder, Subtenant may, at its option, add the entire fifth (5th) floor of the Building (but not part of such floor) to the Subleased Premises by notice to Sublandlord delivered on or before November 1, 2000 (time shall be of the essence with respect to such notice). If Subtenant timely exercises such option, the fifth ( 5th) floor of the Building shall become part of the Subleased Premises on all of the terms and conditions of this Sublease which are applicable to the fourth (4 th) floor, including, without limitation, Sublease Commencement Date, Rent, Expiration Date, Rent Commencement Date, and Allowance for Subtenant Improvements.

(b) Option to Add Sixth Floor. Provided that Subtenant is not in default hereunder, Subtenant may, at its option, add the entire sixth (6th) floor of the Building (but not any part of such floor) to the Subleased Premises by notice to Sublandlord delivered on or before March 1, 2000 (time shall be of the essence with respect to such notice); provided, however, if Subtenant has exercised its option to add the entire fifth (5th) floor of the Building on or before March 1, 2000, Subtenant’s right to add the entire sixth (6th) floor of the Building (but not any part of such floor), pursuant to the terms hereof, shall be extended to November 1, 2000. If Subtenant timely exercises such option, the space designated in Subtenant’s notice shall become part of the Subleased Premises on all of the terms and conditions of this Sublease which are applicable to the fourth (4th) floor, including, without limitation, Sublease Commencement Date, Rent, Expiration Date, Rent Commencement Date, and Allowance for Subtenant Improvements.

33.2 Option to Add Eighth Floor

Provided that Subtenant is not in default hereunder, Subtenant may, at its option, add that portion of the eighth (8th) floor of the Building consisting of approximately 20,000 square feet of space (as more particularly described in Exhibit "C" hereto, the "Eighth Floor Space"), to the Subleased Premises by notice to Sublandlord delivered on or before November 1, 2000 (time shall be of the essence with respect to such notice). If Subtenant timely exercises such option, the Eighth Floor Space shall become part of the Subleased Premises on all of the terms and conditions of this Sublease which are applicable to the fourth (4th) floor, including, without limitation, Sublease Commencement Date, Rent, Expiration Date, Rent Commencement Date and Allowance for Subtenant Improvements.

33.3 First Refusal on Fifth, Sixth and Eighth Floor Space

(a) Notwithstanding Sections 33.1(a), 33.1(b) and 33.2 hereof, if Subtenant has not exercised its option to add any of the fifth (5th) , sixth (6th) or eighth (8th) floors of the Building pursuant to the terms and conditions of Section 33.1a, 33.1(b) and 33.2 hereof, respectively, and Sublandlord wishes to sublease any portion of the fifth (5th), sixth (6th) or eighth (8th) floors of the Building, and Sublandlord has received a bona fide written proposal or term sheet which it is prepared to accept as the basis for negotiating a formal sublease document in respect of such floor or floors, Sublandlord shall so notify Subtenant by delivery of a notice (the "Rental Notice") to Subtenant. The Rental Notice need not include any of the terms of the proposal except for the proposed commencement date and the proposed space. For a period of seven (7) business days after Subtenant’s receipt of the Rental Notice, Subtenant shall, so long as it is not in default hereunder, have the right, at its option, to do one of the following: (i) timely notify Sublandlord that it will add the entire floor (or floors, as the case may be, or in the case of the eighth (8th) floor, the Eighth Floor Space, or in any instance where a portion of such floors or the Eight Floor Space has been subleased in accordance with this Article 33, the Remaining Space (as herein defined)), to which the proposal applies (even if the proposal is for less than a full floor, but not less than half a floor) to the Subleased Premises on all of the terms and conditions of this Sublease applicable to the fourth (4th) floor (which may be more or less favorable to Subtenant than the terms and conditions of the proposal), except that the Sublease Commencement Date shall be the date set forth in Sublandlord’s notice and the Subtenant Improvement Allowance shall be multiplied by a fraction, the numerator of which shall be the number of months between the Rent Commencement Date for the added space and June 23, 2008, and the denominator of which shall be 84; or (ii) relinquish all its rights and options with respect to adding the specific space in question to the Subleased Premises (if such space is less than a full floor). For the purposes of this Subsection 33.3(a), the term "Remaining Space" shall mean the number of Rentable Square Feet on the fifth (5th) or sixth (6th) floors or the remaining portion of the Eighth Floor Space, respectively, not then subject to a sublease executed in accordance with this Article 33. Notwithstanding anything set forth herein to the contrary, Sublandlord shall not be permitted to lease or sublease to any third party less than half of either the sixth floor or seventh floor or all of the Eighth Floor Space.

(b) If Subtenant declines to exercise its option to add space to the Subleased Premises, and if the proposed sublease transaction is not concluded within 180 days after Sublandlord’s notice, then Subtenant’s rights of first refusal under this Article 33.3 shall be reinstated and shall reapply to said proposed sublease transaction.

(c) Subtenant’s rights under this Article 33 are personal to Subtenant and may not be assigned, transferred or conveyed to any party except in connection with an assignment of this Sublease in its entirety to an Affiliate or other permitted assignee.

34. Counterparts

This Sublease may be signed by the parties in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document. Receipt by telefax of a signed copy of this Sublease shall be deemed receipt of the original document. If the Sublease is sent by a party via telefax, the original shall be forwarded promptly by such party via the United States Postal Service or personal delivery.

35. Sublandlord’s Waiver

Sublandlord shall, upon request of Subtenant, execute a Sublandlord’s Waiver, in form and substance mutually acceptable to Sublandlord and Subtenant with respect to any security interest given or granted by Subtenant upon tangible personal property to be placed in the Subleased Premises.

36. Memorandum of Sublease

. At Subtenant’s request, the parties hereto agree to execute and deliver a Memorandum of Sublease, in the form acceptable to both parties. The cost of preparing and recording the Memorandum of Sublease shall be at the expense of Subtenant.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date set forth in the first paragraph above.

SUBLANDLORD:

NEW YORK CENTRAL LINES LLC

Attest:_________________________________   By:______________________________________

Name:___________________________________   Name:____________________________________

Title:__________________________________   Title:___________________________________

SUBTENANT:

DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation

Attest:_________________________________   By:______________________________________

Name:___________________________________   Name:____________________________________

Title:__________________________________   Title:___________________________________

EXHIBIT A

DOCUMENTS COMPRISING PRIME LEASE

BETWEEN PRIME LANDLORD AND SUBLANDLORD

RE: OFFICE SPACE IN ONE COMMERCE SQUARE, 2005 MARKET STREET, PHILADELPHIA, PENNSYLVANIA

1. Office Lease between Landlord and Tenant dated as of March 28, 1990.

2. First Amendment to Lease dated as of October 1, 1992.

3. Letter Agreement dated June 3, 1993.

4. Letter Agreement dated September 9, 1994.

5. Notice of Capital Contribution, Assignment and Assumption dated June 1, 1999 and Consent by Prime Landlord.

6. Second Amendment to Office Lease dated as of August 20, 1999.

7. Third Amendment to Office Lease dated as of September 30, 1999.

8. Fourth Amendment to Office Lease dated as of [November 30, 1999].

EXHIBIT B

GLOSSARY OF DEFINED TERMS

1. Applicable Laws. All laws, statutes, ordinances and other governmental rules, regulations and requirements, now or hereafter in effect, which apply to the Building and/or the Subleased Premises and/or Subtenant’s operations within the Subleased Premises, including, without limitation, those pertaining to environmental protection.

2. Building. The 41-story office building known as Two Commerce Square, located at 2001 Market Street, Philadelphia, Pennsylvania.

3. Building Systems. The electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, security, heating, ventilation and air conditioning systems serving the Building, including pipes, ducts and conduits forming an integral part of such systems.

4. Sublease Commencement Date. The date Subtenant takes occupancy of the Subleased Premises or any portion thereof for either commencement of construction of the Subtenant Improvements or of operations therein. The Sublease Commencement Date will vary as to various parts of the Subleased Premises, as set forth in Article 3.

5. Fair Market Rent. The amount of Rent, expressed in dollars and cents per rentable square foot, equal to the fair market rental then being negotiated for comparable leases for comparable space in Class A office buildings in Center City Philadelphia office sub-market, as such space is then improved, and taking into account the value of any rent or equivalent concessions then usually and customarily given in connection with the leasing of comparable space for a comparable lease term, such as free rent periods and tenant improvement allowances and the level of any escalation base or "stop" for such comparable space, and other relevant factors. In the event that Prime Landlord and Subtenant are unable to agree on the Fair Market Rent for a Renewal Term within thirty (30) days after Subtenant’s exercise of any Renewal Option, either party may require determination of the Fair Market Rent for such Renewal Term by giving written notice to that effect to the other party, which notice shall designate an MAI Appraiser selected by the initiating party having at least ten (10) years experience in the office leasing business in Center City Philadelphia office sub-market. Within ten (10) days after receipt of such notice, the other party to this Lease shall select an MAI Appraiser meeting the same requirements and give written notice of such selection to the initiating party. Within ten (10) days after selection of the second MAI Appraiser, the two appraisers so selected shall select a third MAI Appraiser having at least ten (10) years experience in the office leasing business in Center City Philadelphia office sub-market. Each of the appraisers shall determine the Fair Market Rent rate for the Subleased Premises as of the commencement of any such Renewal Term for a term equal to the Renewal Term within fifteen (15) days after the appointment of the third MAI appraiser. The Fair Market Rent shall be equal to the arithmetic average of such three determinations; provided, however, that if any such appraiser’s determination deviates more than five percent (5%) from the median of such determinations the Fair Market Rent shall be an amount equal to the average of the two (2) closest determinations. Sublandlord shall pay the costs and fees of Sublandlord’s appraiser in connection with any determination hereunder, and Subtenant shall pay the costs and fees of Subtenant’s appraiser in connection with such determination. The cost and fees of the third appraiser shall be paid one-half by Sublandlord and one-half by Subtenant. If a party fails to designate an appraiser within the time period required by this paragraph, the "third" appraiser shall be selected by the appraiser designated by the initiating party, and those two appraisers shall determine the Fair Market Rental by averaging their determinations.

6. Force Majeure Events. Acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, civil commotion, riots, insurrection, war, fire, earthquake, or other unavoidable Casualty or other similar causes beyond such party’s reasonable control.

7. Garage. The subterranean parking garage located below the Building.

8. Mortgage. All existing and future mortgages, ground leases and/or other similar security instruments which may now hereafter encumber the Property and/or the Building, and all renewals, modifications, consolidations, replacements and extensions thereof

9. Manager. Thomas Properties Group, LLC, or any successor manager of the Building.

10. Normal Working Hours. The periods from 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 2:00 p.m. Saturday, except New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (or the days such holidays are generally observed) and such other holidays as are generally recognized by other similar buildings in Philadelphia, Pennsylvania.

11. Property. (a) The Building; (b) the 41-story office building known as One Commerce Square, located at 2005 Market Street, Philadelphia, Pennsylvania; (c) the Garage; (d) the plaza, walkways, and other common areas which serve both buildings and/or the Garage; and (e) the land on which the Building is constructed, which land consists of approximately 64,610 square feet located at the block bounded by 20th, 21st, and Market Streets and John F. Kennedy Boulevard.

12. Rent Commencement Date. The date on which Minimum Annual Rent commences in accordance with the table set forth in Article 3.

13. Rentable Area or Rentable Square Feet. The square footage on any given floor of the Building computed in accordance with BOMA by measuring from the centerline of the glass windows in exterior Building walls and encompassing all areas within the Building exterior walls including, without limitation, all janitor closets, elevator lobbies, vestibules, toilets, electrical, telephone and mechanical closets, fan rooms, air conditioning rooms and maintenance rooms plus Subtenant’s Pro Rata Share of the main Building lobby and mechanical areas of the Building, excluding only vertical pipe shafts, flues, ducts, public stairs controlled by Sublandlord or Prime Landlord and shafts for public elevators. No deductions shall be made for any private internal stairs, or flues, pipes, ducts or shafts of elevators required solely for Subtenant or for columns or projections to the Building. The Rentable Area of premises on a multi-tenant floor shall (if relevant to this Sublease) be computed by multiplying the Rentable Area of such floor determined as if it were a single-tenancy floor by a fraction, the numerator of which is as defined by BOMA as "Usable Area" of the premises in question and the denominator of which is the aggregate "Usable Area" of all premises on said floor. The Rentable Area of the Building (presently 953,296 square feet, the office portion of which contains 927,935 square feet) shall be computed by totaling the Rentable Area of all space in the Building (including 1,147 square feet of storage space).

14. Service Facilities. The janitorial, security and building maintenance services used in the Building.

15. Sublandlord. The term "Sublandlord" as used in this Sublease, so far as covenants or obligation on the part of Sublandlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the leasehold estate of the Subleased Premises. In the event of any transfer, assignment or other conveyance of any such leasehold estate, Sublandlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Sublandlord contained in this Sublease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Sublandlord hereunder, during its lease of the Subleased Premises. Sublandlord may transfer its interest in the Subleased Premises without the consent of Subtenant and such transfer or subsequent transfer shall not be deemed a violation on Sublandlord’s part of any term or condition of this Sublease.

16. Subtenant Improvements. Physical improvements to the Subleased Premises, including, without limitation, partitions, wiring, floor coverings, wall coverings, HVAC, lighting, ceilings, outlets and millwork), all as specifically shown or described in Subtenant’s Plans (defined in Exhibit "E").

EXHIBIT C

FLOOR PLAN

EXHIBIT D

MEMORANDUM OF SUBLEASE COMMENCEMENT DATE

THIS MEMORANDUM is dated as of this __________________________, by and between NEW YORK CENTRAL LINES LLC, a Delaware limited liability company (hereinafter called "Sublandlord") and DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation (hereinafter called "Subtenant") with respect to that certain Sublease between Sublandlord and Subtenant dated as of December _____, 1999 (the "Lease").

The Term of the Sublease with respect to [describe space] commenced on _______________, 20___. The Rent Commencement Date (as defined in the Sublease) for such space was ______________, 20___.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date set forth in the first paragraph above.

SUBLANDLORD:

NEW YORK CENTRAL LINES LLC

Attest:_________________________________   By:______________________________________

Name:___________________________________   Name:____________________________________

Title:__________________________________   Title:___________________________________

SUBTENANT:

DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation

Attest:_________________________________   By:______________________________________

Name:___________________________________   Name:____________________________________

Title:__________________________________   Title:___________________________________

EXHIBIT E

SUBTENANT IMPROVEMENT LETTER

This Improvement Letter supplements the Sublease dated November ___, 1999, executed concurrently herewith, by and between Sublandlord and Subtenant, covering the Subleased Premises. Terms capitalized, but not otherwise defined herein, shall have the meanings ascribed to them in the Sublease.

Sublandlord reserves the right to perform its obligations under this Improvement Letter or some or any of such obligations, through Prime Landlord or an affiliate of Prime Landlord, pursuant to separate contractual arrangements between Sublandlord and Prime Landlord, and Subtenant agrees to deal with, and accept performance from Prime Landlord to the extent Sublandlord so requests.

The parties hereby agree as follows:

1. Construction of the Building

1.1 Base Building Definition. The Building consists of the following: (a) the Building shell and exterior, (b) the core area, including necessary mechanical, electrical, sprinkler, plumbing, life safety, heating, air conditioning, ventilation and structural systems within the Building core, stubbed out to the face of the core wall at locations determined by Prime Landlord, (c) finished core area toilet rooms including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, (d) unpainted exterior dry wall or lath and plaster covering the exposed side of all exposed core walls, core and perimeter columns and the interior exposed side of all exterior building wall areas except at and under windows, (e) public stairways, (f) passenger and freight elevators, (g) parking facilities, (h) ground floor lobby, (i) unfinished elevator lobbies (except for dry-wall, taped walls, and prime painted elevator doors), (j) exterior plazas and landscaping, (k) loading dock, (1) sprinkler main loop from the core into the Subleased Premises, (m) Building standard window coverings and (n) drinking fountains as required by code (collectively referred to as the "Base Building Improvements"). To the extent that the Base Building Improvements must be changed or added to in order to accommodate the special needs of Subtenant in the Subleased Premises, such changes or additions shall be considered Subtenant Improvements (as defined in paragraph 2.3 below). Except for the existing Sublandlord Improvements, any items provided by Sublandlord in the Subleased Premises in addition to the Base Building Improvements shall be paid for by Subtenant, subject to paragraph 3 below.

1.2 Exclusions From Base Building Improvements. Base Building Improvements shall include all of the items described in paragraph 1.1 and shall not include any Subtenant Improvements (as defined herein). Without limiting the generality of the foregoing, Base Building Improvements shall exclude the following:

(a) Subtenant ceilings and lighting in the Subleased Premises;

(b) Floor finish in the Subleased Premises;

(c) Interior finishes of any kind within the Subleased Premises (including elevator lobbies);

(d) Interior partitions, doors, and hardware within the Subleased Premises;

(e) Terminal boxes and reheat coils or other HVAC or air distribution devices, including distribution duct work and controls, beyond the core of the Building;

(f) Subtenant’s furniture, fixtures and equipment, including telephones, computers and cabling therefor;

(g) Distribution of electrical services, plumbing services and sprinklers from the core, and domestic hot water heater and associated hot water piping in the Subleased Premises;

(h) Any and all signs for Subtenant and the power therefor; and

(i) Security, fire and life-safety systems throughout the Subleased Premises, including exit signs, intercoms and extinguishers.

2. Subtenant’s Plans and Specifications.

2.1 (a) Submission of Plans and Specifications

(1) Subtenant and Sublandlord, and their engineers and architects, shall coordinate with each other in the design of Subtenant’s Plans (defined below) prior to the initial submission of Subtenant’s Plans to Sublandlord.

(2) Subtenant shall submit preliminary plans for the Subtenant Improvements prepared by Subtenant’s architect, who has been hereby approved by Sublandlord (the "Architect") to Sublandlord for Sublandlord’s review and approval. Thereafter, Subtenant shall submit to Sublandlord for Sublandlord’s approval fully completed and engineered working drawings and specifications suitable for review and permitting by local agencies having jurisdiction (if applicable), for the layout, improvement and finish of the Subleased Premises (in phases, at Subtenant’s option) consistent with the design and construction of the Base Building Improvements, and the aforesaid preliminary plans, including electrical and mechanical drawings, capacity reports, dimensioned partition plans, floor and wall finish plans, reflected ceiling plans, power, telephone communications and data plans, life safety devices, construction detail sheets including millwork detail plans, showing the location of partitions, light fixtures, electrical outlets, telephone outlets, sprinklers, doors, equipment specifications (including weight specifications and cooling requirements) and power requirements (including voltage, amps, phase, and special plugs and G-2 connections), wall finishes, floor coverings, millwork and other Subtenant Improvements (as defined in paragraph 2.3) required by Subtenant. (The aforesaid preliminary plans and engineered drawings and specifications are hereinafter collectively referred to as "Subtenant’s Plans"). The Subtenant Improvements shall include, and Subtenant’s Plans shall provide for, electricity and BTU meters (if necessary) for measuring electricity and supplemental HVAC use within the Subleased Premises. Subtenant’s Plans shall conform to the requirements of Schedule 1 attached hereto.

(b) Engineering of Plans. For any necessary engineering of Subtenant’s Plans, Subtenant shall directly employ only mechanical, electrical and structural engineers approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed. Sublandlord shall have no responsibility for any of such engineering of Subtenant’s Plans, which shall be at Subtenant’s expense, subject to paragraph 3 below. Subtenant’s Plans shall be prepared by a licensed architect, shall be sufficient for Subtenant to secure the approval of governmental authorities with jurisdiction over the approval thereof (if applicable) and shall be in a form meeting Sublandlord’s reasonable requirements. Subtenant’ s architect and engineers shall coordinate with Sublandlord’s architect, engineers and tenant improvement manager to the extent designated by Sublandlord to make all of Subtenant’s Plans consistent with the plans and specifications for the Building. Sublandlord’s engineers shall have the right to review each phase of Subtenant’s design development and Subtenant’s Plans to assure their compatibility and coordination with Building Systems. Subtenant shall be solely responsible for the design and function of Subtenant’s plans, including their integration with Building Systems, notwithstanding Sublandlord’s review and approval thereof.

(c) Notwithstanding anything contained herein, in the Sublease or in the Prime Lease, and notwithstanding that any of Subtenant’s Plans are reviewed and/or approved by Sublandlord or any of their respective space planners, architects, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Subtenant by Sublandlord or any of their respective space planners, architects, engineers or consultants, Sublandlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in Subtenant’s Plans, and Subtenant’s indemnification and waiver contained in Section 16.1 and 16.2 of the Sublease shall specifically apply to Subtenant’s Plans.

2.2 Approval by Sublandlord.

(a) Approval. Subtenant’s Plans shall be subject to Sublandlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Sublandlord agrees to approve or disapprove Subtenant’s plans within fifteen (15) business days after receipt of preliminary plans and within ten (10) business days after receipt of final plans. Failure to respond within the aforesaid periods shall be deemed approval.

(b) Sublandlord Disapproval; Subtenant Revisions. If Sublandlord disapproves Subtenant’s Plans, or any portion thereof, Sublandlord shall promptly notify Subtenant thereof and of the revisions which Sublandlord reasonably requires in order to obtain Sublandlord’s approval. As promptly as reasonably possible thereafter, Subtenant shall submit to Sublandlord plans and specifications incorporating the revisions required by Sublandlord. Said revisions shall be subject to Sublandlord’s approval, which shall not be unreasonably withheld, delayed or conditioned. If Sublandlord disapproves the revised Subtenant’s Plans, Sublandlord shall so notify Subtenant within five (5) business days of receipt thereof and of the further revisions Sublandlord reasonably requires in order to grant approval. The foregoing process shall be repeated until Sublandlord finally approves all of Subtenant’s Plans required for the Subtenant Improvements in all of the Subleased Premises, so that Sublandlord and Subtenant have an agreed upon set of final plans and specifications. The final plans and specifications approved by Sublandlord shall be referred to as the "Final Plans." Approval by Sublandlord shall not be deemed to be a representation by Sublandlord as to the adequacy or correctness of the design of the Subtenant Improvements.

2.3 Construction of Subtenant Improvements. The Subtenant Improvements shall be constructed by contractors approved in advance by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition to any amounts for which Subtenant may be responsible under Article 7 of the Sublease, Subtenant shall be solely responsible for (a) any delay or increased cost in completing the Subtenant Improvements; (b) the design, function and maintenance (except as provided for in the Sublease) of all Subtenant Improvements, (c) all costs and expenses necessary to increase permitted structural floor loading in order to accommodate Subtenant’s libraries, file rooms, unusual live loads and other such uses; and (d) incidental costs of construction such as hoisting and utility consumption. No construction shall be commenced until Subtenant has delivered to Sublandlord (i) a certificate evidencing the liability insurance coverages for Subtenant’s general contractors consistent with Schedule 2 attached hereto, and (ii) a time-stamped copy of a waiver of liens signed by Subtenant’s general contractor and filed with the Prothonotary of Philadelphia, along with a copy of the Prothonotary’s receipt for the filing fee.

2.4 (a) Permits. Subtenant, or Subtenant’s representative, shall secure the approval of governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits in order to commence and fully complete the construction of the Subtenant Improvements (the "Permits"). Subtenant hereby agrees that neither Sublandlord, Prime Landlord, nor any of their respective space planners, architects, engineers or consultants shall be responsible for obtaining any Permits or certificates of occupancy for the Subleased Premises and that the obtaining of same shall be Subtenant’s responsibility; provided, however, that Sublandlord and/or Prime Landlord shall, in any event, cooperate with Subtenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Subtenant to obtain any such Permits or certificates of occupancy. Subtenant shall commence construction of the Subtenant Improvements as soon as practicable after issuance of all such necessary permits.

(b) Subtenant shall cooperate diligently with Sublandlord to complete all phases of Subtenant’s Plans and the permitting process and to receive the Permits. Sublandlord shall cooperate, and cause to cooperate, in the performance of the review and approval process for Subtenant’s Plans.

2.5 Construction Management. Only if Subtenant so requests, Sublandlord agrees to request that Manager (as herein defined) supervise the construction of the Subtenant Improvements in consideration of Subtenant’s payment to Manager of a construction supervision fee equal to two (2%) percent of the total cost of the Subtenant Improvements. Such fee shall be paid to Manager periodically and pro rata with the disbursement of the Subtenant Improvement Allowance pursuant to paragraph 3.1 hereof. In any event, Subtenant shall reimburse Manager for out-of-pocket costs incurred by Manager for architectural and/or engineering fees necessary to review the structural, mechanical, electrical and plumbing plans forming part of Subtenant’s Plans. Sublandlord shall not be liable to Manager in respect of any services provided by Manager to Subtenant pursuant to this Section 2.5.

2.6 Conformed Plans. Within sixty (60) days after substantial completion of the Subtenant Improvements and receipt from the general contractor of all field changes, if any, Subtenant shall submit to Sublandlord a set of conformed plans ("as-builts") on mylar incorporating all field changes made and all changes and revisions that have been made subsequent to the submission of the Final Plans specified in paragraph 2.2.

2.7 Subtenant’s Covenants.

(a) All work shall be performed in conformity with a valid building permit when required, a copy of which shall be furnished to Sublandlord prior to the commencement of the work;

(b) All work shall be performed in accordance with the reasonable rules and regulations of Prime Landlord which shall be applied uniformly to all contractors working in the Building;

(c) Subtenant’s contractors’ construction material, tools equipment, and debris shall be stored on or within the Subleased Premises, or in areas reasonably designated for that purpose by Sublandlord. Subtenant will be responsible for all clean up with respect to the Subtenant Improvements, whether in the Subleased Premises themselves or in other areas utilized by Subtenant or its contractors, and agrees to reimburse Prime Landlord for any and all expenses incurred by Prime Landlord by reason of or as a result of inadequate clean up;

(d) Construction of the Subtenant Improvements shall comply with all applicable laws and shall be subject to the general inspection of Sublandlord.

3. Allowance; Permissible Expenditures; Time of Payments.

(a) Sublandlord will make available the amount of the Allowance set forth in Article 8 of the Sublease, to be used only for the following purposes:

(i) relocation and moving expenses (including, without limitation, a reasonable amount for voice and data cabling);

(ii) space planning, architectural and engineering expenses related to the Subtenant Improvements;

(iii) purchase, installation and construction of Subtenant Improvements which constitute permanent improvements to the Subleased Premises (including, without limitation, carpeting) but not furniture, furnishings or equipment or other personal property; and

(iv) the balance, up to $3.00 per Rentable Square Foot, in cash, to be used by Subtenant in its sole discretion.

Subtenant may divide the fund among the foregoing expenses in such amounts as Subtenant elects.

(b) Subject to Section 7 of the Sublease, Sublandlord will make disbursements on account of the Allowance with respect to each floor in increments as follows: one-third will be advanced forty (40) days after the respective Sublease Commencement Date; another one-third (1/3) forty (40) days after the first advance, and the final one-third (1/3) forty (40) days after the second advance.

(c) Prior to each disbursement, Subtenant shall prepare and submit to Sublandlord a statement showing in reasonable detail amounts expended or incurred by Subtenant which have not previously been paid for by Sublandlord. Each such statement shall be accompanied by cancelled checks or receipted invoices, except for payments due under 3(a)(iv) and at the final disbursement, lien releases, from any person or entity that has provided supplies or services to the Subleased Premises. In addition, each such statement shall include a certification from Subtenant that all sales taxes applicable to the Subtenant Improvements have been paid, and that all labor and material for which payment is sought has been furnished and is satisfactory to Subtenant.

4. Changes, Additions or Alterations. If Subtenant shall request any material change, addition, deletion or alteration in the Final Plans ("Change Order"), Subtenant shall prepare and submit to Sublandlord plans, specifications and permits (if required) with respect to such Change Order for Sublandlord’s approval.

5. Sublandlord’s Representative. Sublandlord may appoint Thomas Development Partners, LP ("Manager") as its representative with respect to the matters set forth in this Work Letter pursuant to a separate agreement between Sublandlord and Manager, to be paid for by Sublandlord. Manager will, if so appointed, coordinate matters set forth in this Work Letter on behalf of Sublandlord in a manner to be agreed upon by Sublandlord and Manager.

6. Access. Sublandlord shall cause Prime Landlord to provide all access to the Subleased Premises to complete its work under this Improvement Letter, including, without limitation, access to freight elevators, loading docks and all other common areas necessary to complete construction of the Subtenant Improvements.

7. Reasonable Diligence. Both Sublandlord and Subtenant agree to use reasonable diligence in performing all of their respective obligations and duties under this Improvement Letter and in proceeding with the construction and completion of the Subtenant Improvements in the Subleased Premises.

8. Subtenant’s Sublease Default. Notwithstanding any provision to the contrary contained in this Sublease, if a material Event of Default (after notice and the passage of any applicable cure period), as described in the Sublease or this Work Letter, has occurred, then (i) in addition to all other rights and remedies granted to Sublandlord pursuant to this Sublease, Sublandlord shall have the right to withhold payment of all or any portion of the Allowance (and the Rent Commencement Date, in respect of such Sublease Commencement Date shall not be changed), and (ii) all other obligations of the Sublandlord under this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Sublease.

9. Effective Date. Notwithstanding anything contained herein, nothing herein shall be construed so as to give Subtenant the right to occupy, enter or otherwise possess any portion of the Subleased Premises on or before the applicable Sublease Commencement Date.

EXHIBIT F

HVAC SPECIFICATIONS

Sublandlord shall cause Prime Landlord to provide a high-quality air conditioning system on a year-round basis throughout the Subleased Premises and the Building. The system shall operate with thermostatically controlled zones. The system shall maintain an average inside temperature of 75 degrees +/-2 degrees during summer outdoor temperatures of 90 degrees F.D.B. and 74 degrees F.W.B. and 70 degrees F.D.B. at winter outside temperatures of 14 degrees F.D.B. and in accordance with an occupancy of one person per 150 square feet (average per floor) and an electrical load of 5 watts per rentable square foot (lighting and power). These temperatures are subject to the conditions and requirements of State and Federal Energy Regulating Bodies for nonresidential buildings (collectively "regulatory requirements").

All conditions are ASHRAE Standard 90 A-1980 for energy conservation and building design.

EXHIBIT G

JANITORIAL SPECIFICATIONS

OFFICE AREAS:

Daily:

Five (5) days each week, including Monday through Friday, and excluding the holidays set forth in Exhibit "B" ("Normal Working Hours") of this Sublease:

1. Empty and clean all waste receptacles; remove waste materials from the Subleased Premises.

2. Dry-mop all uncarpeted areas.

3. Vacuum all rugs and carpet areas in offices, lobbies and corridors.

4. Hand-dust all office furniture, fixtures and all other horizontal surfaces (but only to the extent surfaces are cleared of all materials such as papers, documents and files).

5. Sweep all private stairways, vacuum if carpeted.

6. Police all stairwells throughout the entire Building and keep in clean condition.

7. Spot-clean spill marks on resilient floor tile.

8. Spot-clean all water coolers and fountains.

9. It is understood that neither Sublandlord nor Prime Landlord shall have any obligation to (a) wash or otherwise clean dishes, glasses and other utensils used for preparing food or beverages, or (b) to remove or store such dishes, glasses and other utensils in order to clean any area, fixture or surface of the Subleased Premises.

Weekly:

1. Hand-dust all door louvers.

2. Dust and/or wash directory boards and display glass.

3. Wipe clean and polish all metal and bright work.

4. Damp-mop and polish all resilient flooring in the Subleased Premises, public corridors and elevator lobbies.

5. Wash, clean and polish all water coolers and fountains.

6. Dust in place all picture frames, charts, graphs and similar wall hangings.

7. Clean glass around tenant entrances, including conference rooms and other interior rooms.

Monthly:

1. Dust all paneled walls, doors and other similar surfaces not reached in nightly or weekly cleaning.

2. Vacuum high moldings and other areas not reached in nightly or weekly cleaning.

3. Remove all finger marks and smudges from doors, door frames, around light switches, private entrance glass and partitions.

Quarterly:

1. Vacuum all ventilating and air conditioning louvers.

2. Dust exterior of lighting fixtures.

LAVATORIES:

Daily:

Five (5) days each week, including Monday through Friday, and excluding the holidays set forth in Section 8.1 ("Landlord Obligations") of the Prime Lease:

1. Clean and damp-mop floors.

2. Wash and polish all mirrors, bright work and enameled surfaces.

3. Wash and sanitize all basins, bowls and urinals.

4. Wash and sanitize toilet seats.

5. Dust, clean and wash, where necessary, all partitions, tile walls, dispensers and receptacles.

6. Empty and sanitize all receptacles and sanitary disposals.

7. Provide materials and fill towel, sanitary napkin and soap dispensers.

Monthly:

1. Machine-scrub lavatory floors, apply floor finishing where applicable.

2. Wash and polish all partitions, tile walls and enamel surfaces.

Quarterly:

1. Dust light fixtures.

2. Vacuum all louvers and ventilating grills.

MISCELLANEOUS SERVICES:

1. Maintain building lobby, corridors and other public areas in a clean and orderly condition.

2. Damp-mop spillage in office and public areas as required.

3. Interior curtain-wall window washing two times per year.

These janitorial specifications may be changed or altered from time to time to facilitate the inclusion of the latest methods of maintenance and cleaning technology generally recognized as acceptable for a first-class office building.

EXHIBIT H

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without the prior written consent of Prime Landlord. Prime Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice, unless Prime Landlord has given written consent, without notice to and at the expense of Subtenant. Neither Prime Landlord nor Sublandlord shall be liable in damages for such removal. All approved signs or lettering on doors and walls to the Subleased Premises shall be printed, painted, affixed or inscribed at the expense of Subtenant; and, on floors (if any) not occupied exclusively by Subtenant, by Prime Landlord or by a person approved by Prime Landlord and according to building standards as determined by Prime Landlord. Subtenant shall not use any blinds, shades, awnings, or screens in connection with any window or door of the Subleased Premises unless approved in writing by Prime Landlord. Subtenant shall use the Building standard window covering specified by Prime Landlord and Prime Landlord reserves the right to disapprove interior improvements visible from the ground level outside the Building on wholly aesthetic grounds. Such improvements must be submitted for Prime Landlord’s written approval prior to installation, or Prime Landlord may remove or replace such items at Subtenant’s expense.

2. Subtenant shall not obtain for use upon the Subleased Premises, food, milk, soft drinks, bottled water, plant maintenance or any other services, except at the hours and under regulations fixed by Prime Landlord. No vending machines shall be installed, maintained or operated upon the Subleased Premises without the prior written consent of Prime Landlord, which shall not be unreasonably withheld.

3. The bulletin board or directory of the Building shall be provided exclusively for the display of the name and location of tenants only and Prime Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any tenants nor used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Prime Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Prime Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Subtenant normally deals in the ordinary course of Subtenant’s business unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Subtenant, upon the termination of its tenancy, shall deliver to Prime Landlord all keys of offices, rooms and toilet rooms which shall have been furnished to Subtenant or which Subtenant shall have made, and in the event of loss of any access cards or keys so furnished, shall pay Prime Landlord therefor. Subtenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Subleased Premises without prior notice to Prime Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Subtenant who, or whose employees or invitees, shall have caused it.

7. Subtenant shall not use the Subleased Premises in any manner which exceeds the floor load capacity of the floor on which the Subleased Premises are located or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Subleased Premises or any part thereof, normal art work excepted.

8. No furniture, packages, supplies, merchandise, freight or equipment which cannot be hand carried shall be brought into the Building without the consent of Prime Landlord. All moving of the same into or out of the Building shall be via the Building’s freight handing facilities, unless otherwise directed by Prime Landlord, at such time and in such manner as Prime Landlord shall prescribe. No hand trucks or vehicles (other than a wheelchair for an individual) shall be used in passenger elevators. Any hand trucks permitted in the Building must be equipped with soft rubber tires.

9. Prime Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Prime Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Neither Prime Landlord nor Sublandlord will be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Subtenant. Subtenant’s business machines and mechanical equipment shall be installed, maintained and used so as to minimize vibration and noise that may be transmitted to the Building structure or beyond the Subleased Premises.

10. Subtenant shall not use the Subleased Premises in any manner which would injure or annoy, or obstruct or interfere with the rights of other tenants or occupants of the Building.

11. Subtenant shall not employ any person or persons other than the janitor of Prime Landlord for the purpose of cleaning the Subleased Premises unless otherwise agreed to by Prime Landlord. Except with the written consent of Prime Landlord, no person or persons other than those approved by Prime Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Subtenant shall not cause any unnecessary labor by reason of Subtenant’s carelessness or indifference in the preservation of good order and cleanliness. Neither Prime Landlord nor Sublandlord shall be responsible to any Subtenant for any loss of property on the Subleased Premises, however occurring, or for any damage done to the effects of any Subtenant by the janitor or any other employee or other person. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include shampooing of carpets or rugs or moving of furniture or other special services. Janitor service may not be furnished on nights when rooms are occupied after 6:00 p.m., except by special arrangement with Prime Landlord, provided, however, that the janitor must recheck the rooms unable to be serviced before leaving the applicable floor. Window cleaning shall be done only by Prime Landlord.

12. Subtenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Subleased Premises, or permit or suffer the Subleased Premises to be occupied or used in any manner offensive or objectionable to Prime Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals (other than as required for handicapped persons) or birds be brought in or kept in or about the Subleased Premises or the Building.

13. Other than heating and reheating in areas designed for such use, no cooking shall be done or permitted by Subtenant on the Subleased Premises, nor shall the Subleased Premises be used for the manufacture or storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purpose.

14. Subtenant shall not use or keep in the Subleased Premises or the Building any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Prime Landlord.

15. Prime Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Prime Landlord. The location of telephones, call boxes and other office equipment affixed to the Subleased Premises shall be subject to the approval of Prime Landlord.

16. Subtenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Subleased Premises in any manner except as approved by Prime Landlord. The expenses of repairing any damage resulting from violation of this rule or removal of any floor covering shall be borne by Subtenant.

17. Prime Landlord shall have the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 7:00 p.m. and 7:00 a.m., and at such other times as Prime Landlord may deem advisable for the adequate protection and safety of the Building, its tenants and property in the Building. Access to the Subleased Premises may be refused unless the person seeking access is known to the employee of the Building in charge, and has a pass or is otherwise properly identified. Neither Prime Landlord nor Sublandlord shall be liable for damages for any error with regard to the admission or exclusion from the Building of any person.

18. Subtenant shall see that the doors of the Subleased Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water apparatus are entirely shut off before Subtenant or Subtenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage.

19. Subtenant shall not use the Subleased Premises in any manner which would increase the amount of water typically furnished for office use, nor connect any appliance directly to the water pipes.

20. Prime Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Prime Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the sole judgment of Prime Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. Prime Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Prime Landlord or Sublandlord for the protection of any tenant against the removal of property from the premises of any tenant.

21. The requirements of Subtenant shall be attended to only upon application at the office of the Building. Employees of Prime Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from the Prime Landlord.

22. No person shall be allowed to transport or carry (except for individual, personal consumption) beverages, food, food containers, smoking objects, etc., on any passenger elevators. The transportation of such items shall be via the service elevators in such manner as prescribed by Prime Landlord.

23. Subtenant shall cooperate with Prime Landlord in obtaining maximum effectiveness of the cooling system by closing the window coverings when the sun’s rays fall directly on windows of the Subleased Premises. Subtenant shall not obstruct, alter or in any way impair the efficient operation of Prime Landlord’s heating, ventilating and air-conditioning system and shall not place bottles, machines, parcels or other articles on the induction unit enclosure, intake or other vents so as to interfere with air flow. Subtenant shall not tamper with or change the setting of any thermostats or temperature control valves.

24. Prime Landlord shall have the right to prohibit any advertising by any tenant which, in Prime Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a location for offices, and upon written notice from Prime Landlord, any tenant shall refrain from or discontinue such advertising.

25. Canvassing, soliciting and peddling within the entire Property is prohibited unless specifically approved by Prime Landlord and Subtenant shall cooperate to prevent such activity.

26. All parking ramps and areas plus other public areas forming a part of the Property shall be under the sole and absolute control of Prime Landlord with the exclusive right to regulate and control these areas. Subtenant agrees to conform to the reasonable rules and regulations that may be established by Prime Landlord for these areas from time to time.

27. The Subleased Premises shall not be used for manufacturing or the storage of merchandise except as such storage may be incidental to the use of the Subleased Premises for general office purposes. No tenant shall occupy nor permit any portion of its premises to be occupied for the manufacture or sale of narcotics, liquor, or tobacco in any form, or as a barber or manicure shop. No tenant shall engage or pay any employees on its premises except those actually working for such tenant on the premises nor advertise for laborers giving an address at the Subleased Premises or Property. The Subleased Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

28. Subtenant shall not conduct any auction, fire, bankruptcy, going out of business, liquidation or similar sales at the Property.

29. Subtenant shall not place any radio or television antennae on the roof of the Property without consent of Prime Landlord, which consent will not be unreasonably withheld, or on any exterior part of the Subleased Premises or the Property.